Exhibit 10.1

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT dated as of June 27, 2009 (this "Agreement"), is executed among EQUITY TRUST COMPANY, a South Dakota corporation ("ETC"), which has its chief executive office located at 225 Burns Road, Elyria, Ohio 44035, STERLING ADMINISTRATIVE SERVICES, LLC, a Texas limited liability company ("SAS"; ETC and SAS each a "Co-Borrower" and collectively, the "Co-Borrowers"), which has its chief executive office located at 7901 Fish Pond Road, Waco, Texas 76710, EQUITY ADMINISTRATIVE SERVICES, INC., an Ohio corporation (the "Guarantor"), which has its chief executive office located at 225 Burns Road, Elyria, Ohio 44035 and STERLING TRUST COMPANY, a Texas trust company (the "Lender"), whose address is 700 17th Street, Denver Colorado 80202.

R E C I T A L S:

A.           Pursuant to the Acquisition Documents (as hereinafter defined), the Co-Borrowers are acquiring substantially all of the assets of and operations of the Lender.

B.           In connection therewith and in order to finance a portion of the purchase price for the Acquisition, the Co-Borrowers, and the Guarantor desire to enter into this Agreement with the Lender and (as applicable) to execute the Note and other Loan Documents to and in favor of the Lender.

C.           Pursuant to the Co-Borrowers' request, the Lender is willing to extend such financial accommodations to the Co-Borrowers under the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises, and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

A G R E E M E N T S:

Section 1. DEFINITIONS.

1.1 Defined Terms.  For the purposes of this Agreement, the following capitalized words and phrases shall have the meanings set forth below.

"Acquired Business" shall mean the business of providing custody and administrative services for self-directed individual retirement accounts and qualified business retirement plans acquired pursuant to the Asset Purchase Agreement.

"Acquisition" shall mean the acquisition by the Co-Borrowers of the Acquired Business from the Lender.

"Acquisition Documents" shall mean (a) the Asset Purchase Agreement, including all schedules and exhibits thereto, and (b) each of the executory agreements entered into in connection with the Acquisition.

"Affiliate" of any Person shall mean (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person, and (c) with respect to the Lender, any entity administered or managed by the Lender, or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding, investing in, servicing or otherwise dealing with commercial loans.  A Person shall be deemed to be "controlled by" any other Person if such Person possesses, directly or indirectly, power to direct or cause the direction of

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 the management and policies of such Person whether by contract, ownership of voting securities, membership interests or otherwise.

"Allocable Amount" shall have the meaning set forth in Section 14 hereof.

"Amended and Restated Subaccounting Agreement" shall mean that certain Amended and Restated Subaccounting Agreement dated June 27, 2009, the form of which is attached as an exhibit to the Asset Purchase Agreement.

"Asset Disposition" shall mean the sale, lease, license, assignment or other transfer (each a "Disposition") by a Co-Borrowers or any Subsidiary to any Person (other than a Co-Borrower or any Subsidiary) of any asset or right of a Co-Borrowers or any Subsidiary (including any Involuntary Disposition).

"Asset Purchase Agreement" shall mean that certain Asset Purchase Agreement dated as of April 7, 2009, by and among, among others, the Co-Borrowers and the Lender.

"Bankruptcy Code" shall mean the United States Bankruptcy Code, as now existing or hereafter amended.

"Business Day" shall mean any day other than a Saturday, Sunday, or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in Dallas, Texas.

"Capital Expenditures" shall mean, with respect to any Person, all expenditures (including Capitalized Lease Obligations) which, in accordance with GAAP, would be required to be capitalized and shown on the balance sheet of such Person, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

"Capital Lease" shall mean, as to any Person, a lease of any interest in any kind of property or asset, whether real, personal, or mixed, or tangible or intangible, by such Person, as lessee, that is, or should be, in accordance with Financial Accounting Standards Board Statement No. 13, as amended from time to time, or, if such statement is not then in effect, such statement of GAAP as may be applicable, recorded as a "capital lease" on the financial statements of such Person prepared in accordance with GAAP.

"Capital Securities" shall mean, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's capital, whether now outstanding or issued or acquired after the date hereof, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, or any other equivalent of such ownership interest.

"Capitalized Lease Obligations" shall mean, as to any Person, all rental obligations of such Person as lessee under a Capital Lease which are or will be required to be capitalized on the books of such Person.

"Cash Equivalent Investment" shall mean, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or

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corporate demand notes, in each case (unless issued by the Lender or its holding company) rated at least A-l by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody's Investors Service, Inc., (c) any certificate of deposit, time deposit or banker's acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000, (d) any repurchase agreement entered into with a commercial banking institution of the nature referred to in clause (c), which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above, and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of the commercial banking institution thereunder, (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, and (f) other short term liquid investments approved in writing by the Lender.

"Change in Control" shall mean the occurrence of any of the following events: (a) the Current Shareholders, collectively, shall cease to own and control, directly or indirectly, at least fifty-one percent (51%) of the outstanding Capital Securities of each Co-Borrowers and the Guarantor; or (b) a Co-Borrower or the Guarantor shall cease to, directly or indirectly, own and control 100% of each class of the outstanding Capital Securities of each of its Subsidiaries.  For the purpose hereof, the terms "control" or "controlling" shall mean the possession of the power to direct, or cause the direction of, the management and policies of a Person by contract or voting of securities or ownership interests, and any pledge of any Capital Security which, if exercised, would result in a change of control under clause (a) above shall be deemed to be a loss of such "control".

"Closing Date" shall mean the date on which the Lender has received executed counterpart signature pages of this Agreement from each of the signatories and the conditions set forth in Section 3 have been fulfilled.

"Collateral" shall have the meaning set forth in Section 6.1 hereof.

"Collateral Access Agreement" shall mean an agreement in form and substance reasonably satisfactory to the Lender pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by the Co-Borrowers or any Subsidiary, acknowledges the Liens of the Lender and waives or subordinates any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits the Lender reasonable access to and use of such real property following the occurrence and during the continuance of an Event of Default to assemble, complete, sell, and/or remove any collateral stored or otherwise located thereon.

“Compliance Certificate” shall mean the Compliance Certificate to be provided by the Co-Borrowers to the Lender pursuant to this Agreement, in the form of Exhibit C, and all supporting schedules.

"Contingent Liability" and "Contingent Liabilities" shall mean, with respect to any Person respectively, each obligation and liability of such Person and all such obligations and liabilities of such Person incurred pursuant to any agreement, undertaking or arrangement by which such Person:  (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the shares or ownership interest of any other Person; (c) undertakes or agrees (whether contingently or otherwise):

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 (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation, or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions, or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property, or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss.  The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be (x) the outstanding principal amount of the indebtedness, obligation, or other liability guaranteed or supported thereby at any time then due and payable, if such amount can be determined, or (y) if the amount described in clause (x) hereof cannot be so determined, the maximum permitted principal amount of the indebtedness, obligation, or other liability guaranteed or supported thereby.

"Contract" shall have the meaning set forth in the Asset Purchase Agreement.

"Current Shareholders" shall Richard Desich, Jeffery A. Desich and Richard A. Desich and any trusts or other Persons controlled by Richard Desich, Jeffery A. Desich and Richard A. Desich.

"Custodial Account" shall have the meaning set forth in the Asset Purchase Agreement.

"Custodial Agreements" shall have the meaning set forth in the Asset Purchase Agreement.

"Custodial Assets" shall have the meaning set forth in the Asset Purchase Agreement.

"Custodial Deposits" shall have the meaning set forth in the Asset Purchase Agreement.

"Custodial Rights" shall have the meaning set forth in the Asset Purchase Agreement.

"Debt" shall mean, as to any Person, without duplication, (a) all indebtedness of such Person for borrowed money of such Person (including principal, interest, fees and charges), whether or not evidenced by bonds, debentures, notes or similar instruments; (b) all obligations to pay the deferred purchase price of property or services; (c) all obligations, contingent or otherwise, with respect to the maximum face amount of all letters of credit (whether or not drawn), bankers' acceptances and similar obligations issued for the account of such Person, and all unpaid drawings in respect of such letters of credit, bankers' acceptances and similar obligations; (d) all indebtedness secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided, however, if such Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the property subject to such Lien at the time of determination); (e) the aggregate amount of all Capitalized Lease Obligations of such Person; (f) all Contingent Liabilities of such Person, whether or not reflected on its balance sheet; (g) all Hedging Obligations of such Person; (h) all Debt of any partnership of which such Person is a general partner (except to the extent that such Debt is non-recourse to such Person); and (i) all monetary obligations of such Person under (i) a so-called synthetic, off-balance sheet, or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).  Notwithstanding the foregoing, Debt shall not include current trade payables and accrued expenses

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incurred by such Person in accordance with customary practices and in the ordinary course of business of such Person.

"Default" shall mean any event which, with the giving of notice, the passage of time or both, would constitute an Event of Default.

"Default Rate" shall mean a per annum rate of interest equal to the rate then in effect plus two percent (2.00%).

"Depreciation" shall mean, with respect to any Person, the total amounts added to depreciation, amortization, obsolescence, valuation and other proper reserves, as reflected on such Person's financial statements and determined in accordance with GAAP.

"EBITDA" shall mean, with respect to any Person, for any period, the sum for such period and such Person (determined on a consolidated basis for such Person) of: (a) Net Income, plus (b) Interest Expense, plus (c) federal and state income taxes, plus (d) Depreciation, plus (e) non-cash management compensation expense, plus (f) all other non-cash charges, in each case to the extent included in determining Net Income for such period, plus (g) any cash expense incurred in connection with the Acquisition during such period plus (h) any other non-recurring expense or charge which has been deducted in calculating Net Income for such period and which has been approved by the Lender to be added back in calculating EBITDA.

"Eligible Assignee" means an Affiliate of the Lender.

"Employee Plan" shall mean with respect to any Person, each plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under applicable law that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including: each deferred compensation, bonus, incentive compensation, stock purchase, stock option and other equity compensation plan; each "welfare" plan (within the meaning of Section 3(1) of ERISA determined without regard to whether such plan is subject to ERISA); each "pension" plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA); and each severance, retention or change of control plan or agreement, health, supplemental unemployment benefit, hospitalization insurance, medical, dental, or life insurance, disability insurance, legal services and each other employee benefit plan, fund, program, agreement or arrangement.

"Environmental Laws" shall mean all present or future federal, state, or local laws, statutes, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

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"Event of Default" shall have the meaning set forth in Section 11 hereof.

"Excluded Property" means, collectively:

(a)           any lease, permit, or license or any agreement entered into by any Co-Borrower (i) that prohibits or requires the consent of any Person other than the Co-Borrowers and their Affiliates as a condition to the creation of a Lien on any right, title, or interest in such permit, license, or agreement or (ii) to the extent that any applicable law prohibits the creation of a Lien thereon, but, with respect to the prohibitions described in the foregoing clauses (i) and (ii), only to the extent, and for as long as, such prohibition is not waived, terminated, or rendered unenforceable or otherwise deemed ineffective by the UCC or any applicable law;

(b)           fixed or capital assets owned by any Co-Borrower that are subject to a purchase money Lien or a Capital Lease if the agreement pursuant to which such Lien is granted (or in the document providing for such Capital Lease) prohibits or requires the consent of any Person other than the Co-Borrowers or any of their Affiliates as a condition to the creation of any other Lien on such equipment; provided, however, that, the foregoing exclusions shall in no way be construed (i) to apply to the extent that any described prohibition is unenforceable under Section 9-406, 9-407, 9-408, or 9-409 of the UCC or other applicable law, (ii) to limit, impair, or otherwise affect the Lender's continuing security interests in and Liens upon any rights or interests of the Co-Borrowers in or to (A) monies due or to become due under any described contract, lease, permit, license, charter, or license agreement (including any Accounts), or (B) any proceeds, products, substitutions, or replacements of the sale, license, lease, or other disposition thereof (unless such proceeds, products, substitutions, or replacements would otherwise constitute Excluded Property), or (iii) to apply at any time that such prohibitions are no longer effective and enforceable or at any time that the consent of the other party to the agreement, as applicable, is obtained to the grant of a security interest in and to such asset in favor of the Lender;

(c)           all assets acquired in connection with a Permitted Acquisition that are subject to the Liens of another lender permitted by clause (n) of the definition of Permitted Liens; and

(d)           any right, title and interest of any Co-Borrower in and to the Acquisition Documents that is enforceable against the Lender, including any right to indemnification thereunder and any right arising as a result of the breach by the Lender of any obligation thereunder or any false representation or warranty thereunder; provided that each Co-Borrower agrees that any noncompetition, confidentiality or similar covenants contained in the Acquisition Documents shall no longer be binding on the Lender if the Lender re-acquires the assets acquired in the Acquisition under the terms of this Agreement as a result of the exercise of the rights and remedies hereunder;

provided, however, that in no event shall the term "Excluded Property" include any Custodial Agreements, Deposit Accounts, Subaccounting Agreements, any of the assets of the Acquired Businesses or otherwise acquired by the Co-Borrowers under or in connection with the Acquisition or any of the products and proceeds thereof.

"Funded Debt" shall mean, as to any Person, all indebtedness for borrowed money and that portion of Capitalized Lease Obligations that should be treated as principal in accordance with GAAP, in each case that matures more than one year from the date of the creation of such indebtedness (or such indebtedness that is renewable or extendible, at the option of such Person, to a date more than one year from such date).

"GAAP" shall mean generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards

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Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination, provided, however, that interim financial statements or reports shall be deemed in compliance with GAAP despite the absence of footnotes and fiscal year-end adjustments as required by GAAP.

"Governmental Authority" shall mean any federal, state, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether associated with the United States, a state, district or territory thereof, or a foreign entity or government.

"Guarantor Payment" shall have the meaning set forth in Section 14 hereof.

"Hazardous Substances" shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could reasonably be expected to become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas, and mold; (b) any chemicals, materials, pollutant, or substances defined as or included in the definition of "hazardous substances", "hazardous waste", "hazardous materials", "extremely hazardous substances", "restricted hazardous waste", "toxic substances", "toxic pollutants", "contaminants", "pollutants" or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or release of which is prohibited, limited or regulated by any Governmental Authority or for which any duty or standard of care is imposed pursuant to, any Environmental Law.

"Hedging Agreement" shall mean any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

"Hedging Obligation" shall mean, as of any date of determination, with respect to any Person, any liability of such Person under any Hedging Agreement.

"Indemnified Party" and "Indemnified Parties" shall mean, respectively, each of the Lender and any parent corporation, Affiliate or Subsidiary of the Lender, and each of their respective officers, directors, employees, attorneys and agents, and all of such parties and entities.

"Intellectual Property" shall mean the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, patents, service marks and trademarks, and all registrations and applications for registration therefor and all licensees thereof, trade names, domain names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

"Interest Expense" shall mean, with respect to any Person, for any period, the sum of the following determined for such Person on a consolidated basis: (a) all interest and like charges payable with respect to that fiscal period to a lender in connection with borrowed money or the deferred purchase price of assets that are treated as interest in accordance with GAAP, plus (b) the portion of Capitalized Lease Obligations with respect to that fiscal period that should be treated as interest in accordance with GAAP, plus (c) all charges paid or payable (without duplication) during that period with respect to any Hedging Agreements.

"Interest Rate" shall mean, as of any date and subject to the proviso below, the Prime Rate in effect on such date; provided, however, that in no event shall the Interest Rate be less than 2.25% per annum or more than 4.25% per annum.

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"Investment" shall mean, with respect to any Person, any investment in another Person, whether by acquisition of any debt or equity security, by making any loan or advance, or by becoming obligated with respect to a Contingent Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business).

"Involuntary Disposition" shall mean any loss of, damage to, destruction of, or any condemnation or other taking for public use of, any property of either Co-Borrower or any Subsidiary.

"Lien" shall mean, with respect to any Person, any interest granted by such Person in any real or personal property, asset, or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

"Liquidity" shall mean, with respect to any Person and at any time, all such Person's cash and Cash Equivalent Investments at such time.

"Loan Documents" shall mean each of the agreements, documents, instruments and certificates set forth in Section 3 hereof, and any and all such other instruments, documents, certificates and agreements from time to time executed and delivered by Obligor for the benefit of the Lender pursuant to any of the foregoing.

"Mandatory Prepayment" shall have the meaning set forth in Section 2.1(d) hereof.

"Material Adverse Effect" shall mean (a) a material adverse change in, or a material adverse effect upon, the assets, business, properties, financial condition or results of operations of the Obligors taken as a whole, (b) a material impairment of the ability of the Obligors to perform any of the Obligations under any of the Loan Documents, or (c) a material adverse effect on (i) any substantial portion of the Collateral, (ii) the legality, validity, binding effect, or enforceability against the Obligors of any of the Loan Documents, (iii) the perfection or priority of any Lien encumbering any substantial portion of the Collateral granted to the Lender under any Loan Document, or (iv) the rights or remedies of the Lender under any Loan Document.

"Maturity Date" shall mean June 26, 2016.

"Net Cash Proceeds" shall mean:

(a) with respect to any Asset Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by either Co-Borrower pursuant to such Asset Disposition net of (i) the reasonable direct costs relating to such sale, transfer, or other disposition (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by a Co-Borrower to be payable by the applicable Co-Borrower or any Subsidiary as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and (iii) amounts required to be applied to the repayment of any Debt of the applicable Co-Borrower secured by a prior Lien on the asset subject to such Asset Disposition (other than the Term Loan); and

(b) with respect to any issuance of Capital Securities, the aggregate cash proceeds received by either Co-Borrower or any Subsidiary pursuant to such issuance, net of the reasonable direct costs of either Co-Borrower or such Subsidiary relating to such issuance

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(including sales and underwriters' commissions).

"Net Income" shall mean, with respect to any Person and for any period, the net income (or loss) of such Person for such period as determined in accordance with GAAP on a consolidated basis, excluding any gains or losses from Dispositions, any extraordinary gains or losses and any gains or losses from discontinued operations.

"Net Worth" means, in respect of a Person and as of any applicable date of determination, all amounts which, in conformity with GAAP, would be included as stockholders' equity on a balance sheet of such Person.

"Non-Excluded Taxes" shall have the meaning set forth in Section 2.3(a) hereof.

"Note" shall mean a promissory note in the form prepared by and acceptable to the Lender, dated as of the date hereof, in the principal amount of the Term Loan and maturing on the Maturity Date, duly executed by the Co-Borrowers and payable to the order of the Lender, together with any and all renewal, extension, modification or replacement notes executed by the Co-Borrowers and delivered to the Lender and given in substitution therefor.

"Obligations" shall mean the Term Loan and all interest accrued thereon (including interest which would be payable post-petition in connection with any bankruptcy or similar proceeding, whether or not permitted as a claim thereunder), any fees due the Lender hereunder, any expenses incurred by the Lender hereunder and all other liabilities and obligations under this Agreement or any other Loan Document, howsoever created, arising or evidenced, whether direct or indirect, joint or several, absolute or contingent, now or hereafter existing, or due or to become due, together with any and all renewals, extensions, restatements or replacements of any of the foregoing.

"Obligor" shall mean each Co-Borrower, any Subsidiary of a Co-Borrower that is joined as an "Obligor" pursuant to Section 9.9 and the Guarantor.

"Organizational Identification Number" means, with respect to a Person, the organizational identification numbers assigned to such Person by the applicable governmental unit or agency of the jurisdictions of organization of such Person.

"Other Taxes" shall mean any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from the execution, delivery, enforcement or registration of, or otherwise with respect to, this Agreement or any of the other Loan Documents.

"Permitted Acquisition" shall have the meaning set forth in Section 9.2.

"Permitted Asset Disposition" shall mean (a) the sale or lease of inventory in the ordinary course of business; (b) the sale, lease, assignment, or other transfer of obsolete or worn-out property which is no longer used or useful in the conduct of the business of a Co-Borrower or any Subsidiary; (c) the sale of delinquent receivables in the ordinary course of business in connection with the collection or compromise thereof, to the extent that the amount of such delinquent receivables so sold does not exceed $750,000 individually or in the aggregate for both Co-Borrowers and their Subsidiaries in any one fiscal year; and (d) the sale, lease, assignment, or other transfer of property by any Subsidiary of a Co-Borrower to such Co-Borrower or another Subsidiary of such Co-Borrower, provided that such property continues to constitute Collateral.

"Permitted Liens" shall mean (a) Liens for Taxes, assessments or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith

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by appropriate proceedings and, in each case, for which it maintains adequate reserves in accordance with GAAP and in respect of which no Lien has been filed; (b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law, and (ii) Liens in the form of deposits or pledges incurred in connection with worker's compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds, and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services, which do not in the aggregate materially detract from the value of the property or assets of a Co-Borrower or its Subsidiaries  or materially impair the use thereof in the operation of a Co-Borrower's or such a Subsidiaries' business and, in each case, for which it maintains adequate reserves in accordance with GAAP and in respect of which no Lien has been filed; (c) Liens described on Schedule 9.1 as of the Closing Date and the replacement, extension, or renewal of any such Lien upon or in the same property subject thereto arising out of the extension, renewal or replacement of the Debt secured thereby (without increase in the principal amount thereof, excluding the effect of the capitalization of interest); (d) attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $250,000 in the aggregate arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings and to the extent such judgments or awards do not constitute an Event of Default under Section 11.7 hereof; (e) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Co-Borrowers or any of their Subsidiaries; (f) Liens arising in connection with Capitalized Lease Obligations (and attaching only to the property being leased) not prohibited by this Agreement; (g) Liens that constitute purchase money security interests on any property securing Debt not prohibited by this Agreement and incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within thirty (30) days of the acquisition thereof and attaches solely to the property so acquired; (h) Liens granted to the Lender hereunder and under the Loan Documents; (i) rights of lessees or sublessees in assets leased by a Co-Borrower or a Subsidiary; (j) rights of set-off upon cash deposits with depository institutions; (k) Liens of a collecting bank as provided pursuant to Section 4-210 of the UCC; (l) Liens of sellers of goods under Article 2 of the UCC securing the unpaid purchase price for such goods and related expenses (and attaching only to the goods purchased); (m) Liens encumbering the assets acquired in the Acquisition that were in existence prior to the Closing Date which were not disclosed by the Lender to the Co-Borrowers under the Asset Purchase Agreement; and (n) Liens encumbering assets acquired in a Permitted Acquisition; provided that (i) such Lien extends only to the assets acquired; (ii)  any such Lien attaches to such property within thirty (30) days of the acquisition thereof; and (iii) the holder of such Liens enters into an intercreditor agreement with the Lender in form and substance satisfactory to the Lender to specifically define the assets in which each such party shall have a first priority Lien and to set forth such other provisions protecting the Lender’s rights in and to the Collateral as the Lender may reasonably request.

"Person" shall mean any natural person, partnership, limited liability company, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity.

"Prime Rate" shall mean the floating per annum rate of interest which at any time, and from time to time, shall be most recently published by the Wall Street Journal as the prime rate.  The effective date of any change in the Prime Rate shall for purposes hereof be the date the Prime Rate changes.  The Lender shall not be obligated to give notice of any change in the Prime Rate.

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"Regulatory Action" shall mean the issuance against any Obligor of any formal administrative action, temporary or permanent, by any federal or state regulatory agency having jurisdiction or control over such Obligor, such action taking the form of, but not limited to: (a) any formal directive citing conditions or activities deemed to be unsafe or unsound or breaches of fiduciary duty or law or regulation; (b) a cease and desist order; (c) the suspension or removal of Jeffrey A. Desich as an executive officer or director of an Obligor; or (d) any breach of a capital maintenance agreement.

"Regulatory Capital Requirements" shall mean the regulatory capital required by any Governmental Authority.

"Regulatory Change" shall mean the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any Governmental Authority or any central bank or other fiscal, monetary or other authority having jurisdiction over the Lender or its lending office, in each case which occurs after the date of this Agreement.

"Subaccounting Agreements" shall mean any Contract pursuant to which any Co-Borrower provides, on behalf of or as agent for a bank or other financial institution, sub-accounting, record-keeping or other services with respect to account activities in Custodial Accounts held by such Co-Borrower with such bank or other financial institution, including the Amended and Restated Subaccounting Agreement.

"Subsidiary" and "Subsidiaries" shall mean, respectively, with respect to any Person, each and all such corporations, partnerships, limited partnerships, limited liability companies, limited liability partnerships, joint ventures or other entities of which or in which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than fifty percent (50.00%) of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity.  Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Co-Borrowers, but, with respect to the Co-Borrowers, shall not include Unrestricted Subsidiaries.

"Taxes" shall mean any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing.

"Term Loan" shall mean the portion of the purchase price for the Acquisition financed hereby in the original principal amount of $46,049,830.06.

"UCC" shall mean the Uniform Commercial Code in effect in the state of Texas from time to time.

"United Western Bank" shall mean United Western Bank, a federal savings bank, whose address is 700 17th Street, Denver Colorado 80202.

"Unrestricted Subsidiaries" shall have the meaning set forth in Section 9.9.

"Voidable Transfer" shall have the meaning set forth in Section 13.19 hereof.

"Wholly-Owned Subsidiary" shall mean any Subsidiary of which or in which any Co-Borrower owns, directly or indirectly, one hundred percent (100%) of the Capital Securities of such Subsidiary.

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1.2 Accounting Terms.  Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP.  Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder and the preparation of financial statements to be furnished to the Lender pursuant hereto shall be made and prepared, both as to classification of items and as to amount, in accordance with GAAP as used in the preparation of the financial statements of each Obligor on the date of this Agreement.  If any changes in accounting principles or practices from those used in the preparation of the financial statements are hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a material change in the method of accounting in the financial statements required to be furnished to the Lender hereunder or in the calculation of financial covenants, standards or terms contained in this Agreement, the parties hereto agree to enter into good faith negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating the financial condition and performance of each Obligor will be the same after such changes as they were before such changes; and if the parties fail to agree on the amendment of such provisions, each Obligor will furnish financial statements in accordance with such changes, but shall provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes.  Calculations with respect to financial covenants required to be stated in accordance with applicable accounting principles and practices in effect immediately prior to such changes shall be reviewed and certified by each Obligor's accountants.

1.3 Other Terms Defined in UCC.  All other capitalized words and phrases used herein and not otherwise specifically defined herein shall have the respective meanings assigned to such terms in the UCC, to the extent the same are used or defined therein.

1.4 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.  Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa, and in particular the word "Co-Borrowers" shall be so construed.

(b) Section and Schedule references are to this Agreement unless otherwise specified.  The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) The term "including" is not limiting, and means "including, without limitation".

(d) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including".

(e) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to

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any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(f) To the extent any of the provisions of the other Loan Documents are inconsistent with the terms of this Agreement, the provisions of this Agreement shall govern.

(g) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

Section 2. LENDER FINANCING.

2.1 Term Loan.

(a) Term Loan.  Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of the Obligors set forth herein and in the other Loan Documents, the Lender agrees to finance a portion of the purchase price for the Acquisition in the principal amount equal to the Term Loan.  The financing provided by the Lender shall be effective on the Closing Date.  The Term Loan shall partially finance the Acquisition.  The Term Loan may be prepaid in whole or in part on any date of the payment of any installment of principal without penalty, but shall be due in full on the Maturity Date.

(b) Interest and Payments.  Except as otherwise provided in this Section 2.1(b), the principal amount of the Term Loan outstanding from time to time shall bear interest at the Interest Rate.  Accrued and unpaid interest on the Term Loan outstanding from time to time, shall be due and payable monthly, in arrears, commencing on August 1, 2009, and continuing on the first (1st) day of each calendar month thereafter, and on the Maturity Date.  From and after maturity, or after the occurrence and during the continuation of an Event of Default, interest on the outstanding principal balance of the Term Loan shall accrue at the Default Rate and shall be payable upon demand from the Lender.

(c) Interest and Principal Payments.  Payments of principal shall be made in eighty-four (84) equal monthly installments each in the amount of $548,212.26, together with an additional amount representing accrued and unpaid interest on the principal amount of the Term Loan outstanding as set forth above, beginning on August 1, 2009, and continuing on the first (1st) day of each month thereafter, with a final payment of all outstanding principal and accrued interest due on the Maturity Date.  Principal amounts repaid on the Term Loan may not be borrowed again.

(d) Prepayment.  The Co-Borrowers shall make a prepayment (the "Mandatory Prepayment") of the outstanding principal amount of the Term Loan until paid in full upon the occurrence of any of the following events, at the following times and in the following amounts:

(i) within five (5) calendar days after the receipt by any Co-Borrower or by any Subsidiary of any Net Cash Proceeds from any Asset Disposition other than a Permitted Asset Disposition, in an amount equal to 100% of such Net Cash Proceeds; provided that if a Co-Borrower shall deliver to the Lender a certificate to the effect that the applicable Co-Borrower or Subsidiary intends to apply the Net Cash Proceeds from such event, within 180 days after receipt of such Net Cash Proceeds, to acquire real property, equipment or other tangible assets to be used in the business of the applicable Co-Borrower or Subsidiary, and certifying that no Default or Event of Default has

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occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of such event except to the extent of any Net Cash Proceeds therefrom that have not been so applied by the end of such 180-day period, at which time a prepayment shall be required in an amount equal to the Net Cash Proceeds that have not been so applied.

(ii) Concurrently with the receipt by any Co-Borrower or by any Subsidiary of any Net Cash Proceeds from any issuance of Capital Securities in an amount equal to 100% of such Net Cash Proceeds, excluding however, (A) any issuance of Capital Securities pursuant to any employee or director option program, benefit plan or compensation program, (B) any issuance of Capital Securities by a Subsidiary to any Co-Borrower or another Subsidiary or (C) any issuance of Capital Securities by a Co-Borrower, if a Co-Borrower shall deliver to the Lender a certificate to the effect that the applicable Co-Borrower intends to apply the Net Cash Proceeds from such event, within 120 days after receipt of such Net Cash Proceeds, to pay the purchase price for a Permitted Acquisition, and certifying that no Default or Event of Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of such event except to the extent of any Net Cash Proceeds therefrom that have not been so applied by the end of such 120-day period, at which time a prepayment shall be required in an amount equal to the Net Cash Proceeds that have not been so applied.

Voluntary prepayments may be made on any scheduled payment date, without premium or penalty.  The principal amount of all prepayments shall be applied as follows: first, to any expenses, legal fees or other fees due and owing, second, to any outstanding interest, and third, to the principal amount of the Term Loan, and shall be applied to reduce each remaining installments of the Term Loan by an amount equal to the amount of the prepayment divided by the number of installments remaining.

2.2 Interest and Fee Computation; Collection of Funds.  Except as otherwise set forth herein, all interest and fees shall be calculated on the basis of a year consisting of 360 days and shall be paid for the actual number of days elapsed.  Principal payments submitted in funds not immediately available shall continue to bear interest until collected.  If any payment to be made by the Co-Borrowers hereunder or under the Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment.  Notwithstanding anything to the contrary contained herein, the final payment due under the Term Loan must be made by wire transfer or other immediately available funds.  All payments made by the Co-Borrowers hereunder or under any of the Loan Documents shall be made without setoff, counterclaim, or other defense.  To the extent permitted by applicable law, all payments hereunder or under any of the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any Person shall be made by the Co-Borrowers free and clear of, and without deduction or withholding for, or account of, any taxes now or hereinafter imposed by any taxing authority.

2.3 Taxes.

(a) All payments made by the Obligors under the Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Lender as a result of a present or former connection between the Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or

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taxing authority thereof or therein (other than any such connection arising solely from the Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions, or withholdings (collectively, "Non-Excluded Taxes") or Other Taxes are required to be withheld from any amounts payable to the Lender hereunder, the amounts so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement.

(b) The Co-Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) At the request of the Co-Borrowers and at the Co-Borrowers' sole cost, the Lender shall take reasonable steps to (i) contest its liability for any Non-Excluded Taxes or Other Taxes that have not been paid, or (ii) seek a refund of any Non-Excluded Taxes or Other Taxes that have been paid.

(d) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Co-Borrowers, as promptly as possible thereafter the Co-Borrowers shall send to the Lender a certified copy of an original official receipt received by the Co-Borrowers showing payment thereof.  If the Co-Borrowers fail to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence or if any Governmental Authority seeks to collect a Non-Excluded Tax or Other Tax directly from the Lender for any other reason, the Co-Borrowers shall indemnify the Lender on an after-tax basis for any incremental taxes, interest or penalties that may become payable by the Lender.

(e) The agreements in this Section shall survive the satisfaction and payment of the Obligations and the termination of this Agreement.

2.4 Nature of Term Loan.  The Term Loan shall constitute one general obligation of the Co-Borrowers, and shall be secured by Lender's priority security interest in and Lien upon all of the Collateral and by all other security interests, Liens, claims and encumbrances heretofore, now or at any time or times hereafter granted by either Co-Borrower and or any Subsidiary to the Lender.

Section 3. CONDITIONS OF BORROWING.

3.1 Conditions Precedent.  Notwithstanding any other provision of this Agreement, the Lender shall not be required to finance a portion of the purchase price of the Acquisition as contemplated hereby unless and until all the following conditions shall have occurred (provided that the Lender may, in its sole discretion and at any time, waive or not require the occurrence of any such condition):

(a) Loan Documents.  The Co-Borrowers shall have executed and delivered to the Lender all of the following Loan Documents, all of which must be satisfactory to the Lender and the Lender's counsel in form, substance and execution:

(i) This Agreement.  This Agreement duly executed by the Co-Borrowers and the Guarantor.

(ii) Note.  The Note duly executed by the Co-Borrowers, as set forth in Exhibit A.

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(iii) Guaranty.  A guaranty agreement dated as of the date of this Agreement executed by the Guarantor, as set forth in Exhibit B.

(iv) Collateral Access Agreement.  Collateral Access Agreements dated as of the date of this Agreement, from the owner, lessor, or mortgagee, as the case may be, of the real estate located (A) at 1101 Wooded Acres, Suite 115, Waco, Texas, (B) 7901 Fish Pond Road, Waco, Texas, (C) 225 Burns Road, Elyria, Ohio, and (D) 201 South Phillips Avenue, Sioux Falls, South Dakota, consisting where Collateral is stored or otherwise located, in the form prepared by and reasonably acceptable to the Lender.

(v) Deposit Account.  A Deposit Account opened and maintained with United Western Bank for the operating bank accounts of the Co-Borrowers and their Subsidiaries with a deposit control agreement relating to such Deposit Account in the form prepared by and acceptable to the Lender.

(vi) Search Results; Lien Terminations.  Copies of UCC search reports dated such a date as is reasonably acceptable to the Lender, listing all effective financing statements which name either Co-Borrower and any of their Subsidiaries, under their present names and any previous names, as debtors, together with (A) copies of such financing statements, and (B) such other UCC termination statements as the Lender may reasonably request.  No additional financing statement shall appear on such reports after the delivery of such reports to the Lender.

(vii) Organizational and Authorization Document.  Copies of (A) the articles of incorporation or organization and bylaws or operating agreement, all as the case may be, of each Co-Borrower and the Guarantor; (B) resolutions of the board of directors or managers, as the case may be, of each Co-Borrower and the Guarantor approving and authorizing such Person's execution, delivery and performance of the Loan Documents to which it is party, and the transactions contemplated thereby; (C) signature and incumbency certificates of the officers or managers, as the case may be, of each Co-Borrower and the Guarantor, executing any of the Loan Documents, each of which each the Co-Borrower and the Guarantor hereby certifies to be true and complete, and in full force and effect without modification, it being understood that the Lender may conclusively rely on each such document and certificate until formally advised by the Co-Borrowers and the Guarantor of any changes therein; and (D) good standing certificates in the state of incorporation of the Co-Borrowers and the Guarantor and in each other state requested by the Lender.

(viii) Insurance.  Evidence satisfactory to the Lender of the existence of insurance required to be maintained pursuant to Section 8.6, together with evidence that the Lender has been named as a lender's loss payee, mortgagee, and as an additional insured on all related insurance policies.

(ix) Legal Opinions.  The opinion of counsel to the Obligors as to the due execution and enforceability of the Loan Documents and such other matters as the Lender shall require.

(x) Additional Documents.  Such other certificates, schedules, resolutions, opinions of counsel, notes and other documents which are provided for hereunder or which the Lender shall require, including UCC financing statements, required by law or

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reasonably requested by the Lender to be filed, registered or recorded to create or perfect the Liens intended to be created hereunder.

(b) Acquisition Conditions.  The following conditions shall have occurred with respect to the Acquisition:

(i) Acquisition Documents.  The Lender shall have received fully executed copies of the Acquisition Documents, each of which shall be in form and substance reasonably satisfactory to the Lender.

(ii) Consummation of Acquisition.  The Acquisition will be consummated in accordance with the terms of the Acquisition Documents.

(iii) Governmental Authority Approval.  All necessary regulatory approvals by Governmental Authorities shall have been obtained by both the Co-Borrowers and the Lender.

3.2 Satisfaction of Conditions Precedent.  The Lender's execution of this Agreement shall be deemed to be the Lender's acknowledgement that all documents required to be delivered as a condition to finance the purchase price of the Acquisition as herein set forth have been received and are satisfactory to the Lender and its counsel.

Section 4. NOTE EVIDENCING TERM LOAN.

4.1 Note.  The Term Loan shall be evidenced by the Note.  At the time of the Closing Date or a repayment made in whole or in part thereon, a notation thereof shall be made on the books and records of the Lender.  All amounts recorded shall be, absent demonstrable error, conclusive and binding evidence of (a) the principal amount of the Term Loan, (b) any accrued and unpaid interest owing on the Term Loan and (c) all amounts repaid on the Term Loan.  The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of the Co-Borrowers under the Note to repay the principal amount of the Term Loan, together with all interest accruing thereon.

Section 5. MANNER OF BORROWING.

5.1 Borrowing Procedures.  The Lender shall finance a portion of the purchase price of the Acquisition concurrently with the consummation of the Acquisition and upon the satisfaction (or waiver or determination by the Lender not to require the occurrence) of the conditions precedent set forth in Section 3.  The Co-Borrowers do hereby irrevocably confirm, ratify and approve the Term Loan by the Lender and, consistent with and subject to the provisions of Section 13.18, does hereby indemnify the Lender against losses and expenses (including court costs and attorneys' and paralegals' fees) and shall hold the Lender harmless with respect thereto.

5.2 Automatic Debit.  In order to effectuate the timely payment of any of the Obligations when due, the Co-Borrowers hereby authorize and direct the Lender, at the Lender's option, to debit any due and payable amount of the Obligations to any ordinary deposit account of the Co-Borrowers maintained with the Lender or any Affiliate of the Lender.

Section 6. SECURITY FOR THE OBLIGATIONS.

6.1 Security for Obligations.  As security for the payment and performance of the Obligations, each Co-Borrower does hereby pledge, assign, transfer, deliver, and grant to the Lender, for

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its own benefit, a continuing and unconditional first-priority security interest (subject to Permitted Liens) in and to any and all of its assets and property (including any and all assets or property of the Acquired Business acquired or to be acquired as a result of the Acquisition, but not including any of its Excluded Property), of any kind or description, tangible or intangible, wheresoever located and whether now existing or hereafter arising or acquired, including the following (all of which property, along with the products and proceeds therefrom, are individually and collectively referred to as the "Collateral"):

(a) all property of, or for the account of, the Co-Borrower now or hereafter coming into the possession, control or custody of, or in transit to, the Lender or any agent or bailee for the Lender or any parent, Affiliate or Subsidiary of the Lender or any participant with the Lender in the Term Loan (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise), including all earnings, dividends, interest, or other rights in connection therewith and the products and proceeds therefrom, including the proceeds of insurance thereon; and

(b) the additional property of the Co-Borrower, whether now existing or hereafter arising or acquired, and wherever now or hereafter located, together with all additions and accessions thereto, substitutions, betterments and replacements therefor, products and Proceeds therefrom, and all of the Co-Borrower's books and records and recorded data relating thereto (regardless of the medium of recording or storage), together with all of the Co-Borrower's right, title and interest in and to all computer software required to utilize, create, maintain and process any such records or data on electronic media, identified and set forth as follows:

(i) All Accounts and all Goods whose sale, lease or other disposition by the Co-Borrower has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, the Co-Borrower, or rejected or refused by an Account Debtor;

(ii) All Inventory, including raw materials, work-in-process and finished goods;

(iii) All Goods (other than Inventory), including embedded software, Equipment, vehicles, furniture and Fixtures;

(iv) All Software and computer programs;

(v) All Securities, Investment Property, Financial Assets and Deposit Accounts;

(vi) All Chattel Paper, Electronic Chattel Paper, Instruments, Documents, Letter of Credit Rights, all proceeds of letters of credit, Health-Care-Insurance Receivables, Supporting Obligations, notes secured by real estate, Commercial Tort Claims (including all Commercial Tort Claims set forth on Schedule 6.1), and General Intangibles, including Payment Intangibles, Custodial Agreements and Subaccounting Agreements; and

(vii) All Proceeds (whether Cash Proceeds or Noncash Proceeds) of the foregoing property, including all insurance policies and proceeds of insurance payable by reason of loss or damage to the foregoing property, including unearned premiums, and of eminent domain or condemnation awards.

For avoidance of doubt, Collateral shall not include Custodial Assets, but shall include Custodial Rights.

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6.2 Possession and Transfer of Collateral.  Except in connection with the payment in full of all Obligations, the cancellation or surrender of any Note, upon payment or otherwise, shall not affect the right of the Lender to retain the Collateral for any other of the Obligations.

6.3 Financing Statements.  The Co-Borrowers shall, at the Lender's request, at any time and from time to time, execute and deliver to the Lender such documents and do such acts as the Lender deems necessary in order to establish and maintain valid, attached and perfected first-priority (subject to Permitted Liens) security interests in the Collateral in favor of the Lender, free and clear of all Liens (other than Permitted Liens) and claims and rights of third parties whatsoever, except Permitted Liens.  The Co-Borrowers hereby irrevocably authorize the Lender at any time, and from time to time, to file in any jurisdiction any initial financing statements and amendments thereto without the signature of the Co-Borrowers that (a) indicate the Collateral (i) comprises all assets of the Co-Borrowers or words of similar effect, regardless of whether any particular asset comprising a part of the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed, or (ii) as being of an equal or lesser scope or within greater detail as the grant of the security interest set forth herein, and (b) contain any other information required by Section 5 of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed regarding the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Co-Borrowers are organizations, the type of organizations and any Organizational Identification Numbers issued to each Co-Borrower, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of the real property to which the Collateral relates.  The Co-Borrowers agree to furnish any such information to the Lender promptly upon request.  The Co-Borrowers further ratify and affirm their authorization for any financing statements and/or amendments thereto, executed and filed by the Lender in any jurisdiction prior to the date of this Agreement.  In addition, the Co-Borrowers shall make appropriate entries on their books and records disclosing the Lender's security interests in the Collateral.

6.4 Preservation of the Collateral.  The Lender may, but is not required, to take such actions from time to time as the Lender reasonably deems appropriate to maintain or protect the Collateral.  The Lender shall have exercised reasonable care in the custody and preservation of the Collateral if the Lender takes such action as the Co-Borrowers shall reasonably request in writing which is not inconsistent with the Lender's status as a secured party, but the failure of the Lender to comply with any such request shall not be deemed a failure to exercise reasonable care; provided, however, the Lender's responsibility for the safekeeping of the Collateral shall (a) be deemed reasonable if such Collateral is accorded treatment substantially equal to that which the Lender accords its own property, and (b) not extend to matters beyond the control of the Lender, including acts of God, war, insurrection, riot or governmental actions.  In addition, any failure of the Lender to preserve or protect any rights with respect to the Collateral against prior or third parties, or to do any act with respect to preservation of the Collateral, not so requested by the Co-Borrowers, shall not be deemed a failure to exercise reasonable care in the custody or preservation of the Collateral.  The Co-Borrowers shall have the sole responsibility for taking such action as may be necessary, from time to time, to preserve all rights of the Co-Borrowers and the Lender in the Collateral against prior or third parties.  Without limiting the generality of the foregoing, where Collateral consists in whole or in part of securities, the Co-Borrowers represent to, and covenant with, the Lender that the Co-Borrowers have made arrangements for keeping informed of changes or potential changes affecting the securities (including rights to convert or subscribe, payment of dividends, reorganization or other exchanges, tender offers and voting rights), and the Co-Borrowers agree that the Lender shall have no responsibility or liability for informing the Co-Borrowers of any such or other changes or potential changes or for taking any action or omitting to take any action with respect thereto.

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6.5 Other Actions as to any and all Collateral.  The Co-Borrowers further agree to take any other action reasonably requested by the Lender to ensure the attachment, perfection and first priority (subject to Permitted Liens) of, and the ability of the Lender to enforce, the Lender's security interest in any and all of the Collateral, including (a) causing the Lender's name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the Lender to enforce, the Lender's security interest in such Collateral, (b) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Lender to enforce, the Lender's security interest in such Collateral, (c) using commercially reasonable efforts to obtain governmental and other third party consents and approvals, including any consent of any licensor, lessor or other Person obligated on Collateral, (d) using commercially reasonable efforts to obtain waivers from mortgagees and landlords in form and substance satisfactory to the Lender, and (e) taking all actions required by the UCC in effect from time to time or by other law, as applicable in any relevant UCC jurisdiction, or by other law as applicable in any foreign jurisdiction.  The Co-Borrowers further agree to indemnify and hold the Lender harmless against claims of any Persons not a party to this Agreement concerning disputes arising over the Collateral, except for claims arising from Liens encumbering the assets acquired in the Acquisition and other matters, in each case, that were in existence prior to the Closing Date which were not disclosed by the Lender to the Co-Borrowers under the Acquisition Agreement.

6.6 Collateral in the Possession of a Warehouseman or Bailee.  If any of the Collateral at any time is in the possession of a warehouseman or bailee, the Co-Borrowers shall promptly notify the Lender thereof, and shall use their reasonable efforts to promptly obtain a Collateral Access Agreement; provided, however, that if at any time the aggregate amount of all Inventory in the possession of such warehouseman or bailee exceeds five percent (5.00%) of the aggregate amount of all Inventory at such time, then the Co-Borrowers shall promptly obtain a Collateral Access Agreement with respect thereto.  The Lender agrees with the Co-Borrowers that the Lender shall not give any instructions to such warehouseman or bailee pursuant to any such Collateral Access Agreement unless an Event of Default has occurred and is continuing, or would occur after taking into account any action by the Co-Borrowers with respect to such warehouseman or bailee.

6.7 Letter-of-Credit Rights.  If any Co-Borrower at any time is a beneficiary under a letter of credit now or hereafter issued in favor of such Co-Borrower involving an amount available to be drawn thereunder in excess of $250,000, the Co-Borrowers shall promptly notify the Lender thereof and, at the request and option of the Lender, the Co-Borrowers shall, pursuant to an agreement in form and substance satisfactory to the Lender, either (a) arrange for the issuer and any confirmer of such letter of credit to consent to a collateral assignment to the Lender of the proceeds of any drawing under the letter of credit, or (b) arrange for the Lender to become the transferee beneficiary of the letter of credit, with the Lender agreeing, in each case, that the proceeds of any drawing under the letter to credit are, after the occurrence and during the continuation of an Event of Default, to be applied as provided in this Agreement.

6.8 Commercial Tort Claims.  If the Co-Borrowers shall at any time hold or acquire a Commercial Tort Claim in excess of $250,000, the Co-Borrowers shall immediately notify the Lender in writing signed by the Co-Borrowers of the details thereof and grant to the Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, in each case in form and substance satisfactory to the Lender, and shall execute any amendments hereto deemed reasonably necessary by the Lender to perfect its security interest in such Commercial Tort Claim.

6.9 Electronic Chattel Paper and Transferable Records.  If the Co-Borrowers at any time holds or acquires an interest in any electronic chattel paper or any "transferable record", as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in

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Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, the Co-Borrowers shall promptly notify the Lender thereof and, at the request of the Lender, shall take such action as the Lender may reasonably request to vest in the Lender control under Section 9-105 of the UCC of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.  The Lender agrees with the Co-Borrowers that the Lender will arrange, pursuant to procedures satisfactory to the Lender and so long as such procedures will not result in the Lender's loss of control, for the Co-Borrowers to make alterations to the electronic chattel paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to make without loss of control.

6.10 Certain Deposit Accounts.  In addition to and without limiting the generality of any of the foregoing provisions of this Section 6, each Co-Borrower hereby covenants and agrees that, with respect to each Deposit Account set forth on Schedule 6.10, it shall execute and deliver, and cause such financial institution where such Deposit Account is maintained to execute and deliver, a control agreement among such financial institution, the Co-Borrowers and the Lender, in form and substance satisfactory to the Lender, pursuant to which the Lender perfects its security interest in such Deposit Account and all proceeds thereof by control.

6.11 Release of Collateral.  The Lender shall, concurrently with any sale, transfer, or other disposition of any Collateral that is permitted by this Agreement or any other Loan Document, execute such agreements, documents, or instruments as the Co-Borrowers may from time to time reasonably request to evidence or effectuate the release of the Lender's Lien thereon.

Section 7. REPRESENTATIONS AND WARRANTIES.

To induce the Lender to finance a portion of the purchase price of the Acquisition as contemplated hereby, each Obligor makes the following representations and warranties to the Lender as of the date hereof (after giving effect to the Acquisition and other transactions contemplated by the Acquisition Documents) and as of the Closing Date, each of which representations and warranties shall survive the execution and delivery of this Agreement:

7.1 Organization and Name.  ETC is a corporation duly organized, validly existing and in good standing under the laws of the State of South Dakota, with full and adequate corporate power to carry on and conduct its business as presently conducted, SAS is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Texas, with full and adequate limited liability company power to carry on and conduct its business as presently conducted, the Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, and each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Each Obligor and each Subsidiary is duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities require such qualification or licensing, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.  ETC's Organizational Identification Number is 4478845.  SAS's Organizational Identification Number is 0801105425.  Guarantor's Registration Number is 1361919.  The exact legal name of each Co-Borrower is as set forth in the first paragraph of this Agreement, and, as of the Closing Date, each Co-Borrower does not conduct, nor has it during the last five (5) years conducted, business under any other name or trade name.  The Co-Borrowers and the Guarantor are duly authorized to conduct trust operations in the State of South Dakota, the State of Texas and in each other state in which it is necessary to conduct their trust operations.

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7.2 Authorization.  Each Obligor has full corporate or limited liability company, as the case may be, right, power, and authority to enter into this Agreement and execute and deliver the Loan Documents as provided herein, and to perform all of its duties and obligations under this Agreement and the other Loan Documents.  The execution and delivery of this Agreement and the other Loan Documents will not, and the observance or performance of any of the matters and things herein or therein set forth will not, violate or contravene any provision of law or of the governing documents of the respective Obligor.  All necessary and appropriate corporate or limited liability company, as the case may be, action has been taken on the part of the Obligors to authorize the execution and delivery of this Agreement and the other Loan Documents.

7.3 Validity and Binding Nature.  This Agreement and the other Loan Documents are the legal, valid and binding obligations of the Obligors, enforceable against the Obligors in accordance with their terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors' rights generally and to general principles of equity.

7.4 Consent; Absence of Breach.  The execution, delivery, and performance of this Agreement and the other Loan Documents by the Obligors, do not and will not (a) require any consent, approval, authorization of, or filings with, notice to or other act by or in respect of, any Governmental Authority or any other Person (other than any consent or approval (i) which has been obtained and is in full force and effect or (ii) which is required from a party to any contract to which the Obligor is a party (whether directly or by virtue of the Acquisition) and where the failure to obtain such consent or approval could not reasonably be expected to have a Material Adverse Effect); (b) violate any provision of law or any applicable regulation, order, writ, injunction or decree of any court or Governmental Authority; (c) violate or conflict with (i) the governing documents of the Obligors or any of their Subsidiaries or (ii) any material agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon the Obligors or any of their Subsidiaries or any of their respective properties or assets (other than where such violation or conflict could not reasonably be expected to have a Material Adverse Effect); or (d) require, or result in, the creation or imposition of any Lien on any asset of the Obligors or any of their Subsidiaries, other than Liens in favor of the Lender created pursuant to this Agreement and Permitted Liens.

7.5 Ownership of Properties; Liens.  Each Obligor is the sole owner or has other rights in all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like), other than Permitted Liens.

7.6 Subsidiaries; Equity Ownership.  As of the Closing Date, there are no Subsidiaries of the Obligors.  All issued and outstanding Capital Securities of the Obligors and each of their Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than Permitted Liens or Liens on the Capital Securities of the Obligors that would not constitute a Change in Control, if any, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities.  As of the Closing Date, except as set forth in Schedule 7.6, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Securities of the Obligors and each of their Subsidiaries.

7.7 Intellectual Property.  Except for matters relating to Intellectual Property acquired in the Acquisition that were required to be disclosed pursuant to the Asset Purchase Agreement by the Lender but were not, the breach by the Lender of covenants required to be performed by the Lender under the Asset Purchase Agreement relating to Intellectual Property acquired in the Acquisition and for matters

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relating to such Intellectual Property which the Lender has provided the Co-Borrowers indemnification under the Asset Purchase Agreement, the Obligors own and possess or have a license or other right to use all Intellectual Property, as are necessary for the conduct of the businesses of the Obligors, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect, and no claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property nor does the Obligors know of any valid basis for any such claim, in each case which could reasonably be expected to have a Material Adverse Effect upon the Obligors.

7.8 Financial Statements.  All financial statements submitted by and in respect of the each Obligor to the Lender have been prepared in accordance with GAAP on a basis, except as otherwise noted therein, consistent with the previous fiscal year and present fairly in all material respects the financial condition of each Obligor and the results of the operations for each Obligor as of such date and for the periods indicated.  Since the date of the initial financial statement of an Obligor submitted by the Obligor to the Lender, there has been no change in the financial condition or in the assets or liabilities of the Obligor having a Material Adverse Effect.

7.9 Litigation and Contingent Liabilities.  There is no litigation, arbitration proceeding, demand, charge, claim, petition or governmental investigation or proceeding pending, or to the knowledge of the Obligors, threatened, against the Obligors, which, if adversely determined, might reasonably be expected to have a Material Adverse Effect, except as set forth in Schedule 7.9 or except for any litigation, arbitration proceeding, demand, charge, claim, petition or governmental investigation or proceeding relating to the Acquired Business that were required to be disclosed pursuant to the Asset Purchase Agreement by the Lender but were not, the breach by the Lender of covenants required to be performed by the Lender under the Asset Purchase Agreement relating to such matters and for matters relating thereto for which the Lender has provided the Co-Borrowers indemnification under the Asset Purchase Agreement.  Other than any liability incident to such litigation or proceedings and except as set forth in Schedule 7.9, the Obligors have no material guarantee obligations (other than the guaranty agreement executed by the Guarantor in connection with this Agreement), contingent liabilities, liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not fully-reflected or fully reserved for in the most recent audited financial statements delivered pursuant to Section 8.8(a) or fully-reflected or fully reserved for in the most recent quarterly financial statements delivered pursuant to Section 8.8(d) (provided that such financial statements do not reflect such guaranty obligations, contingent liabilities, liabilities for taxes or long-term leases, or forward or long-term commitments that were incurred after the date of such financial statements).

7.10 Event of Default.  As of the Closing Date, no Event of Default or Default exists or would result from the incurrence by the Obligors of any of the Obligations hereunder or under any of the other Loan Document, and the Obligors are not in default (without regard to grace or cure periods) under any other contract or agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect, except for defaults relating to agreements relating to the Acquired Business that were required to be disclosed pursuant to the Asset Purchase Agreement by the Lender but were not, the breach by the Lender of covenants required to be performed by the Lender under the Asset Purchase Agreement relating to such agreements and for matters relating thereto for which the Lender has provided the Co-Borrowers indemnification under the Asset Purchase Agreement.

7.11 Adverse Circumstances.  Except for matters relating to the Acquired Business that were required to be disclosed pursuant to the Asset Purchase Agreement by the Lender but were not, the breach by the Lender of covenants required to be performed by the Lender under the Asset Purchase Agreement relating to such matters and for matters relating thereto for which the Lender has provided the Co-

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Borrowers indemnification under the Asset Purchase Agreement, as of the Closing Date, no condition, circumstance, event, agreement, document, instrument, restriction, litigation, or proceeding (or threatened litigation or proceeding or basis therefor) exists which (a) could reasonably be expected to have a Material Adverse Effect, or (b) would constitute an Event of Default or Default.

7.12 Environmental Laws and Hazardous Substances.

(a) No Obligor has generated, used, stored, treated, transported, manufactured, handled, produced, or disposed of any Hazardous Substances, on or off any of the premises of the Obligors (whether or not owned by it) in any manner which at any time violates in any material respect any Environmental Law or any license, permit, certificate, approval, or similar authorization thereunder.

(b) Each Obligor will comply in all material respects with all Environmental Laws and will obtain all licenses, permits certificates, approvals and similar authorizations thereunder.

(c) As of the Closing Date, except as described in this Section 7.12, there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other Person, nor is any pending or, except as described in this Section 7.12, to the best of the Obligors' knowledge, threatened in writing against any of the Obligors.

(d) The Obligors shall immediately notify the Lender upon becoming aware of any investigation, proceeding, complaint, order, directive, claim, citation or notice of the kind described in the foregoing clause (c), and shall take prompt and appropriate actions to respond thereto, with respect to any material non-compliance with, or material violation of, the requirements of any Environmental Law by any Obligor or the release, spill, or discharge, threatened or actual, of any Hazardous Substances or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Substances or any other environmental, health or safety matter, which materially adversely affects any Obligor or their business, operations or assets or any properties at which any Obligor has transported, stored or disposed of any Hazardous Substances.

(e) As of the Closing Date, except as described in this Section 7.12, no Obligor has any material liability, contingent or otherwise, in connection with a release, spill or discharge, threatened or actual, of any Hazardous Substances or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Substances.

7.13 Solvency, etc.  As of the date hereof, and immediately prior to and after giving effect to the Term Loan hereunder and the consummation of the Acquisition, (a) the fair value of each Obligor's assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated as required under the Section 548 of the Bankruptcy Code, (b) the present fair saleable value of each Obligor's assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) each Obligor is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) each Obligor does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (e) each Obligor is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

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7.14 ERISA Obligations.  All Employee Plans of the Obligors meet the minimum funding standards of Section 302 of ERISA and 412 of the Internal Revenue Code where applicable, and each such Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 is qualified.  No withdrawal liability has been incurred under any such Employee Plans and no "Reportable Event" or "Prohibited Transaction" (as such terms are defined in ERISA), has occurred with respect to any such Employee Plans, unless approved by the appropriate governmental agencies.  Each Obligor has paid and discharged when due all material obligations and liabilities arising under ERISA of a character which if unpaid or unperformed would reasonably be expected to result in the imposition of a Lien against any of its properties or assets.

7.15 Labor Relations.  Except as could not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts or other labor disputes against any Obligor or, to the knowledge of the Obligors, threatened, (b) hours worked by and payment made to employees of each Obligor has not been in violation of the Fair Labor Standards Act or any other applicable law, and (c) no unfair labor practice complaint is pending against any Obligor or, to the knowledge of the Obligors, threatened before any Governmental Authority.

7.16 Security Interest.  This Agreement creates a valid security interest in favor of the Lender in the Collateral and, when properly perfected by filing in the appropriate jurisdictions, or by possession or Control of such Collateral by the Lender or delivery of such Collateral to the Lender, shall constitute a valid, perfected, first-priority (subject to Permitted Liens) security interest in such Collateral.

7.17 Lending Relationship.  The relationship hereby created between the Obligors and the Lender is and has been conducted on an open and arm's length basis in which no fiduciary relationship exists, and the Obligors have not relied and are not relying on any such fiduciary relationship in executing this Agreement and in consummating the Term Loan.

7.18 Business Loan.  The Term Loan, including interest rate, fees and charges as contemplated hereby, (a) is a business loan and is not for any personal, householder or consumer use, (b) is an exempted transaction under the Truth In Lending Act, 12 U.S.C. 1601 et seq., as amended from time to time, and (c) does not, and shall not, violate the provisions of any consumer credit laws or the usury laws of any state which may have jurisdiction over this transaction, the Obligors or any property securing the Term Loan.

7.19 Taxes.  Each Obligor has timely filed all tax returns and reports required by law to have been filed by it and has paid all taxes, governmental charges and assessments due and payable with respect to such returns, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books, are insured against or bonded over to the reasonable satisfaction of the Lender and the contesting of such payment does not create a Lien on the Collateral which is not a Permitted Lien.  There is no controversy or objection pending, or to the knowledge of any Obligor, threatened in writing in respect of any tax returns of the Obligors.  Each Obligor has made adequate reserves on its books and records in accordance with GAAP for all taxes that have accrued but which are not yet due and payable.

7.20 Compliance with Regulation U.  No portion of the proceeds of the Term Loan shall be used by the Co-Borrowers, or any Affiliate of the Co-Borrowers, including the Guarantor, either directly or indirectly, for the purpose of purchasing or carrying any margin stock, within the meaning of Regulation U as adopted by the Board of Governors of the Federal Reserve System or any successor thereto.

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7.21 Governmental Regulation.  The Obligors and their Subsidiaries are not, or after giving effect to any loan, will not be, subject to regulation under Federal Power Act, the ICC Termination Act of 1995, or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

7.22 Deposit Accounts.  As of the Closing Date, all Deposit Accounts and operating bank accounts of the Co-Borrowers and their Subsidiaries are maintained with the financial institutions identified on Schedule 7.22 attached hereto.

7.23 Place of Business.  As of the Closing Date, the principal places of business of each Obligor and the office were each Obligor maintains its books and records are set forth in the preamble to this Agreement, and the locations of all Collateral, if other than at such principal place of business of Co-Borrowers, are as set forth on Schedule 7.23 attached hereto and made a part hereof, and the Co-Borrowers shall promptly notify the Lender of any change in such locations.  The Co-Borrowers will not remove or permit the Collateral to be removed from such locations without the prior written consent of the Lender, other than (a) in connection with a Permitted Asset Disposition or (b) Inventory that is in transit or stored and held in facilities with respect to which the Lender is in possession of a Collateral Access Agreement if and to the extent required under this Agreement.

7.24 Complete Information.  This Agreement and all financial statements, schedules, certificates, confirmations, agreements, contracts, and other materials and information heretofore or contemporaneously herewith furnished in writing by the Obligors to the Lender for purposes of, or in connection with, this Agreement and the Term Loan is, and all written information hereafter furnished by or on behalf of the Obligors to the Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified.

7.25 Acquisition Documents.  As of the Closing Date, no Obligor is in default in the performance or compliance with any provisions thereof.  As of the Closing Date, the provisions of the Acquisition Documents binding upon the Obligors comply in all material respects with all applicable laws, and upon the financing of a portion of the purchase price of the Acquisition as contemplated hereby, the Acquisition will be consummated on the part of the Obligors in all material respects in accordance with the terms of the Acquisition Documents and in compliance on the part of the Obligors with all applicable laws.  As of the Closing Date, the Acquisition Documents are in full force and effect against the Obligors and have not been terminated, rescinded, or withdrawn by any Obligor.

7.26 Ownership of Necessary Assets.  Except as set forth in Schedule 7.26 and except for except for matters relating to the title to assets acquired in the Acquisition that were required to be disclosed pursuant to the Asset Purchase Agreement by the Lender but were not, the breach by the Lender of covenants required to be performed by the Lender under the Asset Purchase Agreement relating to the title to assets acquired in the Acquisition and for matters relating thereto for which the Lender has provided the Co-Borrowers indemnification under the Asset Purchase Agreement, immediately after giving effect to the Acquisition, the Co-Borrowers will be the sole owners of or have other rights in all properties and assets necessary to conduct the businesses engaged in by the Acquired Business prior to the Acquisition and businesses reasonably related thereto.

7.27 Custodial Accounts.  The Co-Borrowers have, in all material respects, properly administered all Custodial Accounts and other accounts for which the Co-Borrowers served as fiduciary with respect to the Acquired Business, including accounts for which they serve as a trustees, agents, custodians, personal agents, guardians, conservators or investment advisors with respect to the Acquired Business, in accordance with all material terms of the governing documents and applicable state and federal law and regulation and common law.  No Co-Borrower nor any of its directors, officers or

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employees has committed any material breach of trust with respect to any Custodial Account, and the accountings for each such Custodial Account are true and correct in all material respects and accurately reflect the assets of such Custodial Account in all material respects.

7.28 Compliance with Laws.  Each Obligor has complied, and caused each Subsidiary to comply, in all respects, including the conduct of its business and operations and the use of their properties and assets, with all applicable laws, rules, regulations, decrees, orders, judgments, licenses, and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect.

7.29 Insurance.  The Obligors maintain the insurance coverages set forth on Schedule 7.29 hereto as of the Closing Date.

Section 8. AFFIRMATIVE COVENANTS.

8.1 Compliance with Lender Regulatory Requirements; Increased Costs.  If the Lender shall reasonably determine that any Regulatory Change, or compliance by the Lender or any Person controlling the Lender with any request or directive (whether or not having the force of law) of any Governmental Authority, central bank, or comparable agency has or would have the effect of reducing the rate of return on the Lender's or such controlling Person's capital as a consequence of the Lender's obligations hereunder to a level below that which the Lender or such controlling Person could have achieved but for such Regulatory Change or compliance (taking into consideration the Lender's or such controlling Person's policies with respect to capital adequacy) by an amount deemed by the Lender or such controlling Person to be material or would otherwise reduce the amount of any sum received or receivable by the Lender under this Agreement or under any Note with respect thereto, then from time to time, upon demand by the Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), the Co-Borrowers shall pay directly to the Lender or such controlling Person such additional amount as will compensate the Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is one hundred eighty days (180) days prior to the date on which the Lender first made demand therefor.

8.2 Obligor Existence.  Each Obligor shall at all times (a) preserve and maintain its existence and good standing in the jurisdiction of its organization, (b) preserve and maintain its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect), and (c) continue as a going concern in the business which the Obligor is presently conducting.  If a Co-Borrower does not have an Organizational Identification Number and later obtains one, such Co-Borrower shall promptly notify the Lender of such Organizational Identification Number.

8.3 Compliance with Laws.  Each Obligor agrees that the Term Loan shall finance a portion of the purchase price for the Acquisition as contemplated hereby, and each Obligor shall comply, and shall cause each Subsidiary to comply, in all respects, including the conduct of its business and operations and the use of their properties and assets, with all applicable laws, rules, regulations, decrees, orders, judgments, licenses, and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect and except for compliance matters that were required to be disclosed pursuant to the Asset Purchase Agreement by the Lender but were not, the breach by the Lender of covenants required to be performed by the Lender under the Asset Purchase Agreement relating to such compliance matters and for matters relating thereto for which the Lender has provided the Co-Borrowers indemnification under the Asset Purchase Agreement.  In addition, and without limiting the foregoing sentence, the Obligors shall (a) ensure, and cause each Subsidiary to ensure, that no Person who owns a controlling interest in or otherwise controls any Obligors or any Subsidiary is or shall be listed on the

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Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control ("OFAC"), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Term Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each Subsidiary to comply, with all applicable Lender Secrecy Act ("BSA") laws and regulations, as amended.

8.4 Payment of Taxes and Liabilities.  Each Obligor shall pay, and cause each of their respective Subsidiaries to pay, and discharge, prior to delinquency and before penalties accrue thereon, all property and other taxes, and all governmental charges or levies against it or any of the Collateral, as well as claims of any kind which, if unpaid, could become a Lien (other than a Permitted Lien) on any of its property; provided that the foregoing shall not require the Obligors or any of their respective Subsidiaries to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any of the Collateral, such contest proceedings stay the foreclosure of such Lien or the sale of any portion of the Collateral to satisfy such claim.

8.5 Maintain Property.  Each Obligor shall at all times maintain, preserve and keep its plant, properties and Equipment, including any Collateral, in good repair, working order and condition, normal wear and tear excepted, and shall from time to time make all needful and proper repairs, renewals, replacements, and additions thereto so that at all times the efficiency thereof shall be reasonably preserved and maintained.  The Obligors shall permit the Lender to examine and inspect such plant, properties and Equipment, including any Collateral, at all times during business hours and upon prior notice to the Obligor if no Default or Event of Default exists and without notice if a Default or Event of Default exists.

8.6 Maintain Insurance.  The Obligors shall at all times maintain, and cause each of their respective Subsidiaries to maintain, with the insurance companies described on Schedule 7.29 or with such other insurance companies reasonably acceptable to the Lender, casualty insurance coverage and such other insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it (including, without limitation, flood insurance coverage concerning each parcel of real property owned by the Obligors or their respective Subsidiaries, if required by the Flood Disaster Protection Act of 1973), and such other insurance, to such extent and against such hazards and liabilities, including employers', public and professional liability risks, as is customarily maintained by companies similarly situated, and shall have insured amounts no less than, the insurance coverage described on Schedule 7.29.  The Obligors shall furnish to the Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Obligors, which certificate shall be reasonably acceptable to the Lender.  The Obligors shall cause each issuer of an insurance policy to provide the Lender with an endorsement (a) showing the Lender as lender's loss payee and mortgagee with respect to each policy of property or casualty insurance and naming the Lender as an additional insured with respect to each policy of liability insurance; and (b) providing that thirty (30) days' notice will be given to the Lender prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy.  Upon request, the Obligors shall execute and deliver to the Lender a collateral assignment, in form and substance satisfactory to the Lender, of each business interruption insurance policy maintained by the Obligors.

In the event the Obligors either fail to provide the Lender with evidence of the insurance coverage required by this Section or at any time hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay any premium in whole or in part relating thereto, then the Lender, without waiving or releasing any obligation or default by the Obligors hereunder, may upon providing the Co-Borrowers with three days prior notice (but shall be under no obligation to so act), obtain and

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maintain such policies of insurance and pay such premiums and take any other action with respect thereto, which the Lender deems reasonable.  This insurance coverage (i) may, but need not, protect the Obligors' interests in such property, including the Collateral, and (ii) may not pay any claim made by, or against, the Obligors in connection with such property, including the Collateral.  The Obligors may later cancel any such insurance purchased by the Lender, but only after providing the Lender with evidence that the Obligors has obtained the insurance coverage required by this Section.  If the Lender purchases insurance for the Collateral, the Obligors will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance.  The costs of the insurance may be added to the principal amount of the Term Loan owing hereunder.  The costs of the insurance may be more than the cost of the insurance the Obligors may be able to obtain on their own.

8.7 ERISA Liabilities; Employee Plans.  Each Obligor shall (a) keep in full force and effect any and all Employee Plans which are presently in existence or may, from time to time, come into existence under ERISA, and not withdraw from or terminate any such Employee Plans, unless such withdrawal or termination can be effected or such Employee Plans can be terminated without material liability to the Obligors; (b) make contributions to all of such Employee Plans in a timely manner and in a sufficient amount to comply with the standards of ERISA, where applicable; including the minimum funding standards of ERISA; (c) comply with all material requirements of ERISA which relate to such Employee Plans; (d) promptly notify the Lender upon receipt by the Obligors of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any such Employee Plans that are defined benefit pension plans or the appointment of a trustee to administer any Employee Plans; (e) promptly advise the Lender of the occurrence of any "Reportable Event" or "Prohibited Transaction" (as such terms are defined in ERISA), with respect to any such Employee Plans; and (f) amend any Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 to the extent necessary to keep the Employee Plan qualified, and to cause the Employee Plan to be administered and operated in a manner that does not cause the Employee Plan to lose its qualified status.

8.8 Financial Statements.  The Obligors shall at all times after the Closing Date maintain a standard and modern system of accounting, on the accrual basis of accounting and in all respects in accordance with GAAP, and shall furnish to the Lender or its authorized representatives the following information regarding the business affairs, operations and financial condition of the Obligors:

(a) promptly when available, and in any event, within ninety (90) days (or one hundred twenty days (120) if an Obligor request and the Lender consents, which consent will not be unreasonably withheld by the Lender) after the close of each fiscal year commencing with the fiscal year ending December 31, 2008, a copy of the annual audited financial statements of each Obligor and its Subsidiaries, including a balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal year then ended and such other information (including nonfinancial information) as the Lender may reasonably request, in reasonable detail, prepared and certified without adverse reference to going concern value and without qualification by an independent auditor of recognized standing, selected by the Obligor and reasonably acceptable to the Lender, it being agreed that Radachi and Company, shall be deemed acceptable to the Lender; provided, however, the annual financial statement for the Guarantor are only required to be reviewed by such independent auditor and not audited;

(b) promptly when available, and in any event, within ninety (90) days after the close of each fiscal year commencing with the fiscal year ending December 31, 2008, a copy of the annual reports of each Obligor which include evidence that they are in good standing with the

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State of their organization and qualified to do business in each other jurisdiction where such Obligor conducts business;

(c) promptly when available, and in any event, within thirty (30) days after it is filed with the Internal Revenue Service, copies of the filed federal income tax return for each Obligor; and

(d) promptly when available, and in any event, within thirty (30) days following the end of (i) each month commencing with the month ending June 30, 2009 and until the month ending June 30, 2010, and (ii) each fiscal quarter commencing with the fiscal quarter ending June 30, 2010 and each fiscal quarter thereafter, a copy of the financial statements of each Obligor and its Subsidiaries regarding such month or quarter, as applicable, including a balance sheet, statement of income and retained earnings, statement of cash flows for the month or quarter, as applicable, then ended and such other information (including nonfinancial information) as the Lender may request, in reasonable detail, prepared and certified as true and correct by the applicable Obligor's treasurer, controller, or chief financial officer.

No change with respect to such accounting principles shall be made by any Obligor without giving prior notification to the Lender.  The Obligors represent and warrant to the Lender that the financial statements delivered to the Lender at or prior to the execution and delivery of this Agreement and to be delivered at all times thereafter accurately reflect and will accurately reflect in all material respects the financial condition of the Obligors.  Upon reasonable advance written notice to the Obligors, the Lender shall have the right at all times during business hours to inspect the books and records of the Obligors and make extracts therefrom.

8.9 Supplemental Financial Statements.  The Obligors shall, immediately upon receipt thereof, provide to the Lender copies of interim and supplemental reports if any, submitted to the Obligors by independent accountants in connection with any interim audit or review of the books of the Obligors.

8.10 Covenant Compliance Certificate.  The Co-Borrowers shall, contemporaneously with the furnishing of the financial statements pursuant to Sections 8.8(a) and (d), deliver to the Lender a duly completed Compliance Certificate, dated the date of such financial statements and certified as true and correct by an appropriate officer of the Co-Borrowers, containing a computation of each of the financial covenants set forth in Section 10 and stating that the Co-Borrowers have not become aware of any Event of Default or Default that has occurred and is continuing or, if there is any such Event of Default or Default, describing it and the steps, if any, being taken to cure it.

8.11 Field Audits.  Upon reasonable advance written notice to the Co-Borrowers, the Co-Borrowers shall permit the Lender to inspect the Inventory, other tangible assets, and/or other business operations of the Co-Borrowers and each Subsidiary and to inspect, audit, check and make copies of, and extracts from, the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to Inventory, Accounts and any other Collateral, the results of which must be satisfactory to the Lender in the Lender's reasonable discretion.  All such inspections or audits by the Lender shall be at the Co-Borrowers' sole expense, provided, however, that so long as no Event of Default or Default exists, the Co-Borrowers shall not be required to reimburse the Lender for inspections, appraisals, or audits more frequently than once each fiscal year.

8.12 Collateral Records.  The Co-Borrowers shall keep full and accurate books and records relating to the Collateral in accordance with its customary practice and, at the request of the Lender, shall mark such books and records to indicate the Lender's Lien in the Collateral, including placing a legend, in

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form and content acceptable to the Lender, on all Chattel Paper created by the Co-Borrowers indicating that the Lender has a Lien in such Chattel Paper.

8.13 Intellectual Property.  Each Co-Borrower shall maintain, preserve and renew all Intellectual Property necessary for the conduct of its business as and where the same is currently located as heretofore or as hereafter conducted by it.

8.14 Notice of Proceedings.  Each Obligor, promptly upon becoming aware, shall give written notice to the Lender of any litigation, arbitration or governmental investigation or proceeding not previously disclosed by such Obligor to the Lender which has been instituted or, to the knowledge of such Obligor, is threatened against the Obligors or any of their Subsidiaries or to which any of their respective properties is subject which might reasonably be expected to have a Material Adverse Effect.

8.15 Notice of Event of Default or Material Adverse Effect.  The Obligors shall, promptly after the commencement thereof, give notice to the Lender in writing of the occurrence of any Event of Default or any Default, or the occurrence of any condition or event having a Material Adverse Effect.

8.16 Notice of any Regulatory Action.  The Obligors shall, promptly after the commencement thereof, give notice to the Lender in writing of the occurrence of any Regulatory Action.

8.17 Environmental Matters.

(a) If any material release or threatened material release or other material disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of any Obligor or any of their respective Subsidiaries, the Obligors shall, or shall cause the applicable Subsidiary to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply in all material respects with all Environmental Laws and to preserve the value of such real property or other assets.

(b)  Without limiting the generality of the foregoing, each Obligor shall, and shall cause each of its Subsidiary to, comply with any federal or state judicial or administrative order requiring the performance at any real property of such Obligor or any Subsidiary of activities in response to the release or threatened release of a Hazardous Substance.

(c) To the extent that the transportation of Hazardous Substances is permitted by this Agreement, each Obligor shall, and shall cause its Subsidiaries to, dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating in material compliance with Environmental Laws.

8.18 Further Assurances.  The Co-Borrowers shall take, and cause each Subsidiary to take, such actions as are necessary or as the Lender may reasonably request from time to time to ensure that the Obligations under the Loan Documents are secured by substantially all of the assets of the Co-Borrowers and their Subsidiaries (including upon the acquisition or creation thereof, any Subsidiary acquired or created after the Closing Date), in each case as the Lender may determine, including (a) the execution and delivery of security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing, and (b) the delivery of certificated securities and other collateral with respect to which perfection is obtained by possession.

8.19 Proceeds from Amended and Restated Subaccounting Agreement.  Each Obligor hereby covenants and agrees that any fees paid to an Obligor under, or other proceeds received under the terms

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of, the Amended and Restated Subaccounting Agreement shall be deposited in a Deposit Account set forth on Schedule 6.10, or in a Deposit Account where a control agreement is in place among such financial institution, the Obligors and the Lender, in form and substance satisfactory to the Lender, pursuant to which the Lender has a perfected security interest in such Deposit Account and all proceeds thereof by control.

Section 9. NEGATIVE COVENANTS.

9.1 Encumbrances.  Except as set forth in Schedule 9.1, the Co-Borrowers shall not, either directly or indirectly, create, assume, incur or suffer or permit to exist any Lien or charge of any kind or character upon any asset of either Co-Borrower, whether owned at the date hereof or hereafter acquired, except for Permitted Liens.

9.2 Transfer; Merger; Sales.  Each Co-Borrower shall not, and shall not permit any Subsidiary to, whether in one transaction or a series of related transactions: (a) sell, transfer, convey or lease all or any substantial part of its assets or Capital Securities (including the sale of Capital Securities of any Subsidiary), (b) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets of a Person or the division or branch of a Person or purchase or acquire a controlling interest in the Capital Securities of a Person, except for (i) any such merger, consolidation, sale, transfer, conveyance, lease, or assignment of or by any Wholly-Owned Subsidiary into a Co-Borrower or into any other domestic Wholly-Owned Subsidiary; (ii) any such purchase or other acquisition by a Co-Borrower or any domestic Wholly-Owned Subsidiary of the assets or equity interests of any Wholly-Owned Subsidiary; or (iii) any purchase or other acquisition of all or substantially all of the assets of a Person or the division or branch of a Person or the purchase or acquisition of a controlling interest in the Capital Securities of a Person by a Co-Borrower or a Subsidiary of a Co-Borrower, where the following conditions are satisfied (any such acquisition, herein a "Permitted Acquisition"):

(A) No Default nor any Event of Default exists or would result therefrom;

(B) the business or assets acquired are for use in the businesses engaged in by Co-Borrowers on the Closing Date, or the Person acquired is engaged in, or reasonably related or complementary to, businesses engaged in by the Co-Borrowers (including financial services);

(C) the Co-Borrowers shall provide to Lender, prior to the consummation of the acquisition, the projected balance sheet and income and cash flow statements for each Obligor for the period through the Maturity Date, prepared on a basis acceptable to the Lender, giving pro forma effect to acquisition and any Debt incurred in connection therewith and a certificate signed by a financial officer of the Obligors certifying: (1) that the Obligors shall be in compliance with the covenants contained in Section 10 on a pro forma basis for the four (4) fiscal quarter period then most recently ending and on a projected annual basis for the shorter of either the next five (5) years or until the Maturity Date (assuming, for purposes of such projections through the Maturity Date, the consummation of the acquisition in question, that the incurrence or assumption of any Debt in connection therewith occurred on the first day of such period and to the extent such Debt bears interest at a floating rate, using the rate in effect at the time of calculation for the entire period of calculation), (2) that after giving effect to the acquisition in question, all representations and warranties contained in the Loan Documents will be true and correct on and as of the date of the closing of the acquisition with the same force and effect as if such representations and warranties had been made on

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and as of such date, except to the extent that such representations and warranties relate specifically to another date and except for exceptions to such representations and warranties that have resulted from events not prohibited hereunder after the Closing Date which do not result in a Material Adverse Effect; (3) that no Default nor any Event of Default exists or will result from the acquisition; and (4) to the Co-Borrower's calculation of its compliance with clause (D) of this Section;

(D) the aggregate consideration to be paid by the Co-Borrowers (including Debt assumed or issued in connection therewith, the amount thereof to be calculated in accordance with GAAP, and the fair market value of any non-cash consideration) in connection with all acquisitions after the Closing Date is less than $250,000,000 in the aggregate;

(E) in the case of the acquisition of any Person, the governing body of such Person has approved such acquisition;

(F) reasonably prior to such acquisition, Lender shall have received complete executed or conformed copies of each material document, instrument and agreement to be executed in connection with such acquisition;

(G) reasonably prior to such acquisition, Lender shall have received an acquisition summary with respect to the Person and/or business or division to be acquired, such summary to include a reasonably detailed description thereof (including financial information) and operating results (including financial statements for the most recent twelve (12) month period for which they are available and as otherwise available), the terms and conditions, including economic terms, of the proposed acquisition; and

(H) the Debt incurred in connection with the acquisition may not exceed in amount 90% of the purchase price of such acquisition and may only be secured by Permitted Liens of the type described in clause (n) of the definition thereof.

9.3 Issuance of Capital Securities.  The Co-Borrowers shall not, and shall not permit any Subsidiary to, issue any Capital Securities other than (a) in connection with the Acquisition or with Investments in the Co-Borrowers by certain of the management of the Co-Borrowers, in each case as identified on Schedule 9.3, (b) any issuance of shares of the Co-Borrowers' common Capital Securities pursuant to any employee or director option program, benefit plan or compensation program, (c) any issuance of Capital Securities by a Subsidiary to the Co-Borrowers or another Wholly-Owned Subsidiary in accordance with Section 9.4, or (d) any other issuance of Capital Securities that would not result in the occurrence of a Change in Control.

9.4 Distributions.  No Co-Borrower shall: (a) make any distribution or dividend on its Capital Securities (other than stock dividends), whether in cash or otherwise, to any of its equityholders; (b) purchase or redeem any of its equity interests or any warrants, options, or other rights in respect thereof; (c) pay any management fees or similar fees to any of its equityholders or any Affiliate thereof except for management fees disclosed on Schedule 9.5; (d) pay or prepay interest on, principal of, premium, if any, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or any other payment in respect of any subordinated Debt; or (e) set aside funds for any of the foregoing; except a Co-Borrower may consummate any of the transactions described in clauses (a), (b), (c) or (e) of this section if:

(i) No Default nor any Event of Default exists or would result therefrom;

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(ii) the Co-Borrowers shall provide to Lender, prior to the consummation of the applicable transaction, the projected balance sheet and income and cash flow statements for each Obligor for the period through the Maturity Date, prepared on a basis acceptable to the Lender, giving pro forma effect to transaction and any Debt incurred in connection therewith and a certificate signed by a financial officer of the Obligors certifying: (1) that the Obligors shall be in compliance with the covenants contained in Section 10 on a pro forma basis for the four (4) fiscal quarter period then most recently ending and on a projected annual basis for the shorter of either the next five (5) years or until the Maturity Date (assuming, for purposes of such projections through the Maturity Date, the consummation of the transaction in question occurred on the first day of such period, that the incurrence or assumption of any Debt in connection therewith occurred on the first day of such period and to the extent such Debt bears interest at a floating rate, using the rate in effect at the time of calculation for the entire period of calculation), (2) that after giving effect to the transaction in question, all representations and warranties contained in the Loan Documents will be true and correct on and as of the date of the transaction with the same force and effect as if such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties relate specifically to another date and except for exceptions to such representations and warranties that have resulted from events not prohibited hereunder after the Closing Date which do not result in a Material Adverse Effect; and (3) that no Default nor any Event of Default exists or will result from the distribution;

provided, each Co-Borrower shall be permitted to make periodic distributions to its shareholder or member, as applicable, in an amount not to exceed in any fiscal year an amount equal to the federal, state and local income tax obligations arising with respect to the taxable income allocable to such Co-Borrower for such year calculated based on the highest effective federal, state and local income tax rate applicable to a shareholder or member, as applicable.

9.5 Transactions with Affiliates.  The Co-Borrowers shall not, directly or indirectly, enter into or permit to exist any transaction with any of their Affiliates or with any director, officer or employee of the Co-Borrowers other than transactions in the ordinary course of, and pursuant to the reasonable requirements of, the business of the Co-Borrowers and upon fair and reasonable terms which are no less favorable to the Co-Borrowers than would be obtained in a comparable arm's length transaction with a Person that is not an Affiliate of the Co-Borrowers; provided, however, that nothing in this Section 9.5 shall prohibit the Co-Borrowers from engaging in any of the following transactions:  (a) the transactions evidenced or governed by the Acquisition Documents; (b) expense reimbursements paid or payable by the Co-Borrowers in connection with the transactions contemplated by the Acquisition Documents; (c) the making or dividends or distributions, or the making of other payments, to the extent permitted by Section 9.4; (d) the performance of the Co-Borrowers' obligations under any employment agreement, collective bargaining agreement, employee benefit plan, related trust agreement, or any other similar arrangement heretofore or hereafter entered into in the ordinary course of business; (e) the payment of compensation to employees, officers, directors, or consultants in the ordinary course of business and expense reimbursements paid or payable by the Co-Borrowers; (f) the maintenance of benefit programs or arrangements for employees, officers, or directors, including vacation plans, health and life insurance plans, deferred compensation plans, retirement or savings plans, and similar plans, in each case in the ordinary course of business and to the extent not otherwise prohibited by this Agreement or (g) transactions described on Schedule 9.5, including any renewals thereof provided such renewals have substantially the same terms.

9.6 Unconditional Purchase Obligations.  The Co-Borrowers shall not, and shall not permit any Subsidiary to, enter into or be a party to any contract for the purchase of materials, supplies or other

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property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services, other than contracts assumed in connection with the Acquisition.

9.7 Inconsistent Agreements.  The Co-Borrowers shall not, and shall not permit any Subsidiary to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Co-Borrowers hereunder or by the performance by the Co-Borrowers or any Subsidiary of any of their Obligations hereunder or under any other Loan Document, (b) prohibit the Co-Borrowers or any Subsidiary from granting to the Lender a Lien on any of their assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to the Co-Borrowers or any other Subsidiary, or pay any Debt owed to the Co-Borrowers or any other Subsidiary, (ii) make loans or advances to the Co-Borrowers or any other Subsidiary, or(iii) transfer any of their assets or properties to the Co-Borrowers or any other Subsidiary, other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder,(B) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt, (C) customary provisions in leases and other contracts restricting the assignment thereof, and (D) agreements assumed in connection with the Acquisition.

9.8 Business Activities; Change of Legal Status and Organizational Documents.  The Co-Borrowers shall not, and shall not permit any Subsidiary to, (a) engage in any line of business other than the businesses engaged in by them or by the Acquired Business prior to the Acquisition and businesses reasonably related or complementary to, such lines of business (including financial services), (b) change their name, their Organizational Identification Numbers, if they have one, their type of organization, their jurisdiction of organization or other legal structure, or (c) permit their charter, bylaws or other organizational documents to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of the Lender.

9.9 New Subsidiaries.  The Co-Borrowers shall not acquire, form, create, or establish any Subsidiaries after the Closing Date (other than Subsidiaries acquired, formed, created or established to consummate a Permitted Acquisition ("Unrestricted Subsidiaries")), without first taking, and causing each such new Subsidiary to take, such actions as are necessary or as the Lender may reasonably request to ensure that the Obligations under the Loan Documents are additionally secured by substantially all of the assets of such new Subsidiary that is or would be a domestic Subsidiary (as well as all Capital Securities of each such new Subsidiary that is or would be a domestic Subsidiary and sixty-five percent  (65%) of all Capital Securities of each such new Subsidiary that is or would be a direct foreign Subsidiary) and guaranteed by each such new Subsidiary that is or would be a domestic Subsidiary, in each case as the Lender may determine, including (a) the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, financing statements, and other documents, and the filing or recording of any of the foregoing, and (b) the delivery of certificated securities and other Collateral with respect to which perfection is obtained by possession.

Section 10. FINANCIAL COVENANTS.

10.1 Cash Flow Coverage Ratio.  As of the end of each fiscal quarter (commencing with the fiscal quarter ending September 30, 2009), the Obligors shall maintain a ratio of (i) to (ii) of not less than 1.25 to 1.00 where:

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(i)           equals the sum of the following determined for the Obligors on a combined basis (but excluding any Unrestricted Subsidiary) for the Calculation Period: (A) EBITDA minus (B) the sum of the following (1) all income taxes paid in cash, plus (2) all Capital Expenditures which are not financed with Funded Debt, plus (3) all payments made under the permissions of Section 9.4, plus (C) non-recurring overhead costs incurred within one year of the Closing Date not to exceed $300,000 in the aggregate for all periods of calculation, and

(ii)           equals the sum of the following determined for the Obligors on a combined basis (but excluding any Unrestricted Subsidiary) for the Calculation Period: (i) Interest Expense, plus (ii) scheduled payments of principal of Funded Debt (including the Term Loan).

The term "Calculation Period" means with respect to any fiscal quarter, the four fiscal quarters then ended; provided, that as of the end of each of the fiscal quarters ending September 30, 2009, December 31, 2009 and March 31, 2010, the foregoing components of the ratios shall be calculated on an annualized basis with respect to the period beginning as of the Closing Date and ending on the last day of such fiscal quarter (the "Measurement Period") by dividing the applicable component of the ratios for the applicable Measurement Period by the number of days during such Measurement Period and multiplying such amount by 365.

10.2 Minimum Liquidity.  The Obligors will at all times maintain, on a combined basis (but excluding the Unrestricted Subsidiaries), Liquidity of not less than $2,500,000.

10.3 Leverage Ratio.  As of the end of each fiscal quarter (commencing with the fiscal quarter ending June 30, 2009), the Co-Borrowers shall maintain, on a combined basis (but excluding the Unrestricted Subsidiaries), a ratio of Funded Debt to Net Worth of not more than 3.50 to 1.00.

10.4 Regulatory Capital Requirements.  ETC will at all times maintain capital at least equal to two (2) times the then applicable Regulatory Capital Requirement.

Section 11. EVENTS OF DEFAULT.

The Co-Borrowers, without notice or demand of any kind, shall be in default under this Agreement upon the occurrence and during the continuance of any of the following events (each an "Event of Default").

11.1 Nonpayment of Obligations.  The principal amount of, and any interest accruing on, the Term Loan (or any Note evidencing the Term Loan) is not paid when due.  Any other amount due and owing in respect of any of the Obligations, whether by its terms or as otherwise provided herein, is not paid within five (5) days after notice from the Lender.

11.2 Misrepresentation.  Any warranty, representation, certificate or statement of any Obligor in this Agreement, the other Loan Documents or any other agreement with the Lender shall be false in any material respect when made, or if any financial data or any other information now or hereafter furnished to the Lender by or on behalf of any Obligor shall prove to have been false or inaccurate in any material respect when made.

11.3 Nonperformance.  Any failure to perform or default in the performance of any covenant, condition or agreement contained in this Agreement or any other Loan Document and, if capable of being cured, such failure to perform or default in performance continues for a period of thirty (30) days after the Obligors receives notice from any source of such failure to perform or default in performance.

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11.4 Default under Other Debt.  Any default by any Obligor or any Unrestricted Subsidiary in the payment of any Debt aggregating $1,000,000 or more in amount (or any Debt secured by a Lien incurred under the permissions of clause (n) of the definition of Permitted Liens encumbering assets acquired in a Permitted Acquisition) or in the performance of any other term, condition or covenant contained in any agreement (including any capital or operating lease or any agreement in connection with the deferred purchase price of property) under which any such obligation is created, in either case beyond any period of grace, the effect of which default is to cause or permit the holder of such obligation (or the other party to such other agreement) to cause such obligation to become due prior to its stated maturity or terminate such other agreement.

11.5 Other Material Obligations.  Any default in the payment when due, or in the performance or observance of, any material obligation exceeding $1,000,000 in amount of, or condition agreed to by, any Obligor or any Unrestricted Subsidiary with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, could reasonably be expected to have a Material Adverse Effect.

11.6 Bankruptcy, Insolvency, etc.  Any Obligor or any Unrestricted Subsidiary becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Obligor or any Unrestricted Subsidiary applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Obligor or Unrestricted Subsidiary or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Obligor or any Unrestricted Subsidiary for a substantial part of the property of any thereof and is not discharged within sixty (60) days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Obligor or any Unrestricted Subsidiary, and if such case or proceeding is not commenced by such Obligor or Unrestricted Subsidiary, it is consented to or acquiesced in by such Obligor or Unrestricted Subsidiary, or remains undismissed for sixty (60) days; or any Obligor or any Unrestricted Subsidiary takes any action to authorize, or in furtherance of, any of the foregoing.

11.7 Judgments.  The entry of (a) any final judgment, decree, levy, attachment, garnishment, or order, or the filing of any Lien (other than Permitted Liens), against any Obligor which involves $1,000,000 or more in aggregate amount and which is not covered by insurance (subject to customary deductibles), or (b) any final judgment, decree, levy, attachment, garnishment, or order in respect of any Taxes, or the filing of any Lien for any Taxes against any Obligor, and, with respect to any judgment or other process set forth in clauses (a) or (b) above, such judgment or other process shall not have been, within sixty (60) days from the entry thereof, (i) bonded over to the satisfaction of the Lender and appealed, (ii) vacated, (iii) satisfied, or (iv) discharged.

11.8 Change in Control.  The occurrence of any Change in Control.

11.9 Collateral Impairment.  The entry of any judgment, decree, levy, attachment, garnishment or order, or the filing of any Lien (other than Permitted Liens), against any material portion of the Collateral or any collateral under a separate security agreement securing any of the Obligations and such judgment or other process shall not have been, within sixty (60) days from the entry thereof, (a) bonded over to the satisfaction of the Lender and appealed, (b) vacated, or (c) discharged.

11.10 Material Adverse Effect.  The occurrence after the Closing Date of any development, condition or event which has a Material Adverse Effect; provided, however, that an Event of Default under this Section 11.10 shall not include effects resulting from (a) changes, effects, events, occurrences or circumstances that generally affect the United States or the global economy or the industry in which a

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Co-Borrower operates, except to the extent such changes, effects, events, occurrences or circumstances have a direct impact on such Co-Borrower, or (b) any outbreak or material escalation of hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located, except for such hostilities or acts of terrorism impacting such Co-Borrower directly.

11.11 Subaccounting Agreements.  The breach or default in performance by an Obligor under any Subaccounting Agreement, which breach or default in performance continues for a period of twenty-one (21) days after such Obligor receives notice from any counterparty to such Subaccounting Agreement of such breach or default in performance.

11.12 Regulatory Action.  The occurrence of any Regulatory Action.

Section 12. REMEDIES.

Upon the occurrence and during the continuation of an Event of Default, the Lender shall have all rights, powers and remedies set forth in the Loan Documents, in any written agreement or instrument (other than this Agreement or the Loan Documents) relating to any of the Obligations or any security therefor, as a secured party under the UCC or as otherwise provided at law or in equity.  Without limiting the generality of the foregoing, the Lender may, at its option upon the occurrence of an Event of Default, declare all Obligations to be immediately due and payable, provided, however, that upon the occurrence of an Event of Default under Section 11.6, all Obligations shall be automatically due and payable, all without demand, notice, notice of intent to accelerate, notice of acceleration or further action of any kind required on the part of the Lender.  Each Obligor hereby waives any and all presentment, demand, notice of dishonor, notice of intent to accelerate, notice of acceleration, protest, and all other notices and demands in connection with the enforcement of Lender's rights under the Loan Documents, and hereby consents to, and waives notice of release, with or without consideration, of any Collateral, in each case except as may be otherwise expressly provided herein or in the other Loan Documents.  In addition to the foregoing, upon the occurrence and during the continuation of an Event of Default and in each case to the extent permitted by applicable law:

12.1 Possession and Assembly of Collateral.  The Lender may, without notice, demand, or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which the Lender already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may at any time enter into any of the Co-Borrowers' premises where any of the Collateral may be or is supposed to be, and search for, take possession of, remove, keep, and store any of the Collateral until the same shall be sold or otherwise disposed of and the Lender shall have the right to store and conduct a sale of the same in any of the Co-Borrowers' premises without cost to the Lender.  At the Lender's request, the Co-Borrowers will, at the Co-Borrowers' sole expense, assemble the Collateral and make it available to the Lender at a place or places to be designated by the Lender which is reasonably convenient to the Lender and the Co-Borrowers.

12.2 Sale of Collateral.  The Lender may sell any or all of the Collateral at public or private sale, upon such commercially reasonable and otherwise lawful terms and conditions as the Lender may deem proper, and the Lender may purchase any or all of the Collateral at any such sale.  The Co-Borrowers acknowledge that the Lender may be unable to effect a public sale of all or any portion of the Collateral because of certain legal and/or practical restrictions and provisions which may be applicable to the Collateral and, therefore, may be compelled to resort to one or more private sales to a restricted group of offerees and purchasers.  The Co-Borrowers consent to any such commercially reasonable and otherwise lawful private sale so made even though at places and upon terms less favorable than if the Collateral were sold at public sale.  The Lender shall have no obligation to clean-up or otherwise prepare

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the Collateral for sale.  The Lender may apply the net proceeds, after deducting all costs, expenses, attorneys' and paralegals' fees incurred or paid at any time in the collection, protection and sale of the Collateral and the Obligations, to the payment of the Note and/or any of the other Obligations, returning the excess proceeds, if any, to the Co-Borrowers.  The Co-Borrowers shall remain liable for any amount remaining unpaid after such application, with interest on the Obligations at the Default Rate.  Any notification of intended disposition of the Collateral required by law shall be conclusively deemed reasonably and properly given if given by the Lender at least ten (10) calendar days before the date of such disposition.  The Co-Borrowers hereby confirm, approve and ratify all acts and deeds of the Lender relating to the foregoing, and each part thereof, and expressly waives any and all claims of any nature, kind or description which it has or may hereafter have against the Lender or its representatives, by reason of taking, selling or collecting any portion of the Collateral.  The Co-Borrowers consents to releases of the Collateral at any time (including prior to default) and to sales of the Collateral in groups, parcels or portions, or as an entirety, as the Lender shall deem appropriate.  The Co-Borrowers expressly absolve the Lender from any loss or decline in market value of any Collateral by reason of delay in the enforcement or assertion or nonenforcement of any rights or remedies under this Agreement.  Notwithstanding the foregoing, in connection with any sale, the Lender shall maintain in effect, reaffirm or renew, as the case may be, any noncompetition, confidentiality and similar covenants contained in the Acquisition Documents for the benefit of the buyer thereunder, in order to support the value of the Collateral for a third-party purchaser; provided, however, that if the Lender re-acquires the assets acquired in the Acquisition under the terms of this Agreement as a result of the exercise of the rights and remedies hereunder, any such noncompetition, confidentiality or similar covenants contained in the Acquisition Documents shall no longer be binding on the Lender.

12.3 Standards for Exercising Remedies.  To the extent that applicable law imposes duties on the Lender to exercise remedies in a commercially reasonable manner, the Co-Borrowers acknowledge and agrees that it is not commercially unreasonable for the Lender (a) to fail to incur expenses reasonably deemed significant by the Lender to prepare Collateral for disposition or otherwise to complete raw material or work-in-process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other Persons, whether or not in the same business as the Co-Borrowers, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, including any warranties of title, (k) to purchase insurance or credit enhancements to insure the Lender against risks of loss, collection or disposition of Collateral or to provide to the Lender a guaranteed return from the collection or disposition of Collateral, or (l) to the extent reasonably deemed appropriate by the Lender, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Lender in the collection or disposition of any of the Collateral.  The Co-Borrowers acknowledge that the purpose of this section is to provide non-exhaustive indications of what actions or omissions by the Lender would not be commercially unreasonable in the Lender's exercise of remedies against the Collateral and that other actions or omissions by the Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this section.  Without limitation upon the foregoing, nothing contained in this section shall be

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construed to grant any rights to the Co-Borrowers or to impose any duties on the Lender that would not have been granted or imposed by this Agreement or by applicable law in the absence of this section.

12.4 UCC and Offset Rights.  The Lender may exercise, from time to time, any and all rights and remedies available to it under the UCC or under any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any other agreements between any Obligor and the Lender, and may, without demand or notice of any kind, appropriate and apply toward the payment of such of the Obligations, whether matured or unmatured, including costs of collection and attorneys' and paralegals' fees, and in such order of application as the Lender may, from time to time, elect, any indebtedness of the Lender to any Obligor, however created or arising, including balances, credits, deposits, accounts, or moneys of such Obligor in the possession, control or custody of, or in transit to the Lender.  The Obligors hereby waive the benefit of any law that would otherwise restrict or limit the Lender in the exercise of its right, which is hereby acknowledged, to appropriate at any time hereafter any such indebtedness owing from the Lender to any Obligor.

12.5 Additional Remedies.  The Lender shall have the right and power to:

(a) instruct the Co-Borrowers, at their own expense, to notify any parties obligated on any of the Collateral, including any Account Debtors, to make payment directly to the Lender of any amounts due or to become due thereunder, or the Lender may directly notify such obligors of the security interest of the Lender, and/or of the assignment to the Lender of the Collateral and direct such obligors to make payment to the Lender of any amounts due or to become due with respect thereto, and thereafter, collect any such amounts due on the Collateral directly from such Persons obligated thereon;

(b) enforce collection of any of the Collateral, including any Accounts, by suit or otherwise, or make any compromise or settlement with respect to any of the Collateral, or surrender, release or exchange all or any part thereof, or compromise, extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder;

(c) take possession or control of any proceeds and products of any of the Collateral, including the proceeds of insurance thereon;

(d) extend, renew or modify for one or more periods (whether or not longer than the original period) the Note, any other of the Obligations, any obligation of any nature of any other obligor with respect to the Note or any of the Obligations;

(e) grant releases, compromises or indulgences with respect to the Note, any of the Obligations, any extension or renewal of any of the Obligations, any security therefor, or to any other obligor with respect to the Note or any of the Obligations;

(f) transfer the whole or any part of securities which may constitute Collateral into the name of the Lender or the Lender's nominee without disclosing, if the Lender so desires, that such securities so transferred are subject to the security interest of the Lender, and any corporation, association, or any of the managers or trustees of any trust issuing any of such securities, or any transfer agent, shall not be bound to inquire, in the event that the Lender or such nominee makes any further transfer of such securities, or any portion thereof, as to whether the Lender or such nominee has the right to make such further transfer, and shall not be liable for transferring the same;

(g) vote the Collateral;

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(h) make an election with respect to the Collateral under Section 1111 of the Bankruptcy Code or take action under Section 364 or any other section of the Bankruptcy Code; provided, however, that any such action of the Lender as set forth herein shall not, in any manner whatsoever, impair or affect the liability of the Co-Borrowers hereunder, nor prejudice, waive, nor be construed to impair, affect, prejudice or waive the Lender's rights and remedies at law, in equity or by statute, nor release, discharge, nor be construed to release or discharge, the Co-Borrowers, any guarantor or other Person liable to the Lender for the Obligations; and

(i) at any time, and from time to time, accept additions to, releases, reductions, exchanges or substitution of the Collateral, without in any way altering, impairing, diminishing or affecting the provisions of this Agreement, the Loan Documents, or any of the other Obligations, or the Lender's rights hereunder, under any Note or under any of the other Obligations.

The Co-Borrowers hereby ratify and confirm whatever the Lender may lawfully do with respect to the Collateral and agrees that the Lender shall not be liable for any error of judgment or mistakes of fact or law with respect to actions taken in connection with the Collateral.

12.6 Attorney-in-Fact.  The Co-Borrowers hereby irrevocably make, constitute, and appoint the Lender (and any officer of the Lender or any Person designated by the Lender for that purpose) as the Co-Borrowers' true and lawful proxy and attorney-in-fact (and agent-in-fact) in the Co-Borrowers' name, place and stead, with full power of substitution, to (a) take such actions as are permitted in this Agreement, (b) execute such financing statements and other documents and to do such other acts as the Lender may require to perfect and preserve the Lender's security interest in, and to enforce such interests in, the Collateral, and (c) carry out any remedy provided for in this Agreement, including endorsing the Co-Borrowers' name to checks, drafts, instruments, and other items of payment, and proceeds of the Collateral, executing change of address forms with the postmaster of the United States Post Office serving the address of the Co-Borrowers, changing the address of the Co-Borrowers to that of the Lender, opening all envelopes addressed to the Co-Borrowers, and applying any payments contained therein to the Obligations.  The Co-Borrowers hereby acknowledge that the constitution and appointment of such proxy and attorney-in-fact are coupled with an interest and are irrevocable.  The Co-Borrowers hereby ratify and confirm all that such attorney-in-fact may do or cause to be done by virtue of any provision of this Agreement.

12.7 No Marshaling.  The Lender shall not be required to marshal any present or future collateral security (including this Agreement and the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order.  To the extent that it lawfully may, the Co-Borrowers hereby agree that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Lender's rights under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, the Co-Borrowers hereby irrevocably waives the benefits of all such laws.

12.8 Application of Proceeds.  The Lender will promptly, and in any event within three (3) Business Days after receipt of cash or solvent credits from collection of items of payment, proceeds of Collateral or any other source, apply the whole or any part thereof against the Obligations secured hereby.  The Lender shall further have the exclusive right to determine how, when and what application of such payments and such credits shall be made on the Obligations, and such determination shall be conclusive upon the Co-Borrowers.  Any proceeds of any disposition by the Lender of all or any part of the Collateral may be first applied by the Lender to the payment of expenses incurred by the Lender in

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connection with the Collateral, including attorneys' fees and legal expenses as provided for in Section 13 hereof.

12.9 No Waiver.  No Event of Default shall be waived by the Lender except in writing.  No failure or delay on the part of the Lender in exercising any right, power or remedy hereunder shall operate as a waiver of the exercise of the same or any other right at any other time; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  There shall be no obligation on the part of the Lender to exercise any remedy available to the Lender in any order.  The remedies provided for herein are cumulative and not exclusive of any remedies provided at law or in equity.  The Co-Borrowers agree that in the event that the Co-Borrowers fail to perform, observe or discharge any of their Obligations or liabilities under this Agreement or any other agreements with the Lender, no remedy of law will provide adequate relief to the Lender, and further agrees that the Lender shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

12.10 Existence of Event of Default.  For avoidance of doubt, the Lender and the Obligors agree that the rights and remedies of the Lender referred to in this Section 12 shall be in effect only upon the occurrence and during the continuation of an Event of Default.

Section 13. MISCELLANEOUS.

13.1 Obligations Absolute.  None of the following shall affect the Obligations of the Obligors to the Lender under this Agreement or the Lender's rights with respect to the Collateral:

(a) acceptance or retention by the Lender of other property or any interest in property as security for the Obligations;

(b) release by the Lender of all or any part of the Collateral or of any party liable with respect to the Obligations;

(c) release, extension, renewal, modification or substitution by the Lender of the Note, or any note evidencing any of the Obligations, or the compromise of the liability of any guarantor of the Obligations; or

(d) failure of the Lender to resort to any other security or to pursue the Obligors or any other obligor liable for any of the Obligations before resorting to remedies against the Collateral.

13.2 ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (A) ARE VALID, BINDING, AND ENFORCEABLE AGAINST THE OBLIGORS AND THE LENDER IN ACCORDANCE WITH THEIR RESPECTIVE PROVISIONS AND NO CONDITIONS EXIST AS TO THEIR LEGAL EFFECTIVENESS; (B) CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF; AND (C) ARE THE FINAL EXPRESSION OF THE INTENTIONS OF THE OBLIGORS AND THE LENDER.  NO PROMISES, EITHER EXPRESSED OR IMPLIED, EXIST BETWEEN THE OBLIGORS AND THE LENDER, UNLESS CONTAINED HEREIN OR THEREIN.  THIS AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, SUPERSEDES ALL NEGOTIATIONS, REPRESENTATIONS, WARRANTIES, COMMITMENTS, TERM SHEETS, DISCUSSIONS, NEGOTIATIONS, OFFERS OR CONTRACTS (OF ANY KIND OR NATURE, WHETHER ORAL OR WRITTEN) PRIOR TO OR CONTEMPORANEOUS WITH THE EXECUTION HEREOF WITH RESPECT TO ANY MATTER, DIRECTLY OR INDIRECTLY RELATED TO THE

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TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ARE THE RESULT OF NEGOTIATIONS AMONG THE LENDER, THE OBLIGORS AND THE OTHER PARTIES THERETO, AND HAVE BEEN REVIEWED (OR HAVE HAD THE OPPORTUNITY TO BE REVIEWED) BY COUNSEL TO ALL SUCH PARTIES, AND ARE THE PRODUCTS OF ALL PARTIES.  ACCORDINGLY, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL NOT BE CONSTRUED MORE STRICTLY AGAINST THE LENDER MERELY BECAUSE OF THE LENDER'S INVOLVEMENT IN THEIR PREPARATION. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO.

13.3 Amendments; Waivers.  No delay on the part of the Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by the Lender of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy.  No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by the Lender, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

13.4 FORUM SELECTION AND CONSENT TO JURISDICTION.  ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF TEXAS LOCATED IN WACO, TEXAS OR IN THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF TEXAS; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION.  EACH OBLIGOR HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND OF THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF TEXAS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE.  EACH OBLIGOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF TEXAS.  EACH OBLIGOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

13.5 WAIVER OF JURY TRIAL.  THE LENDER AND THE OBLIGORS, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT, ANY OF THE OTHER OBLIGATIONS, THE COLLATERAL, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT, OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH THE LENDER AND ANY OBLIGOR ARE ADVERSE PARTIES, AND EACH AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER GRANTING ANY FINANCIAL ACCOMMODATION TO THE OBLIGORS.

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13.6 Assignability.  The Lender or any Eligible Assignee may at any time assign to any Eligible Assignee the Lender's rights in this Agreement, the other Loan Documents, the Obligations, or any part thereof (provided that any assignment of any part of the Term Loan in principal amount of the Term Loan) and transfer the Lender's rights in any or all of the Collateral, and the Lender thereafter shall be relieved from all liability with respect to such Collateral.  In addition, the Lender may at any time sell one or more participations in the Term Loan to any Person.  The Lender may not otherwise assign its rights in this Agreement, the Obligations, or any part thereof.  The Obligors may not sell or assign this Agreement, or any other agreement with the Lender or any portion thereof, either voluntarily or by operation of law, without the prior written consent of the Lender.  Any assignment in violation of this Section 13.6 shall be void.  This Agreement shall be binding upon the Lender and the Obligors and their respective legal representatives and successors.  All references herein to the Obligors shall be deemed to include any successors, whether immediate or remote.  In the case of a joint venture or partnership, the term "Obligors" shall be deemed to include all joint venturers or partners thereof, who shall be jointly and severally liable hereunder.

13.7 Confirmations.  The Obligors and the Lender agree from time to time, upon written request received by it from the other, to confirm to the other in writing the aggregate unpaid principal amount of the Term Loan then outstanding under such Note.

13.8 Confidentiality.  The Lender agrees to use commercially reasonable efforts (equivalent to the efforts the Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to it by or on behalf of the Obligors, including all information designated as confidential, except that the Lender may disclose such information as permitted under the Asset Purchase Agreement or (a) to Persons employed or engaged by the Lender in evaluating, approving, structuring or administering the Term Loan; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 13.8 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by the Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of the Lender's counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which the Lender is a party; (f) to any nationally recognized rating agency that requires access to information about the Lender's investment portfolio in connection with ratings issued with respect to the Lender; (g) to any Affiliate of the Lender who may provide Lender products to the Obligors or any Subsidiary, or (h) that ceases to be confidential through no fault of the Lender.

13.9 Binding Effect.  This Agreement shall become effective upon execution by the Obligors and the Lender.  If this Agreement is not dated or contains any blanks when executed by the Obligors, the Lender is hereby authorized, without notice to the Obligors, to date this Agreement as of the date when it was executed by the Obligors, and to complete any such blanks according to the terms upon which this Agreement is executed.

13.10 Governing Law.  This Agreement, the Loan Documents, and the Note shall be delivered and accepted in and shall be deemed to be contracts made under and governed by the internal laws of the State of Texas (but giving effect to federal laws applicable to national banks) applicable to contracts made and to be performed entirely within such state, without regard to conflict of laws principles.

13.11 Enforceability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by, unenforceable or invalid under any jurisdiction, such provision shall as to such

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jurisdiction, be severable and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.12 Survival of Obligors Representations.  All covenants, agreements, representations, and warranties made by the Obligors herein shall, notwithstanding any investigation by the Lender, be deemed material and relied upon by the Lender and shall survive the making and execution of this Agreement and the Loan Documents and the issuance of the Note, and shall be deemed to be continuing representations and warranties until such time as the Obligors have fulfilled all of their Obligations to the Lender, and the Lender has been indefeasibly paid in full in cash.  The Lender, in extending financial accommodations to the Obligors, is expressly acting and relying on the aforesaid representations and warranties.

13.13 Lender's Commitment To Financing.  This Agreement shall secure and govern the terms of (a) any extensions or renewals of the Term Loan hereunder, and (b) any replacement note executed by the Obligors and accepted by the Lender in its sole and absolute discretion in substitution for any Note.

13.14 Time of Essence.  Time is of the essence in making payments of all amounts due the Lender under this Agreement and in the performance and observance by the Obligors of each covenant, agreement, provision and term of this Agreement.

13.15 Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.  Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof.  Electronic records of executed Loan Documents maintained by the Lender shall be deemed to be originals thereof.

13.16 Notices.  Except as otherwise provided herein, the Obligors waive all notices and demands in connection with the enforcement of the Lender's rights hereunder.  All notices, requests, demands, and other communications provided for hereunder shall be in writing and addressed as follows:

To any Obligor:	c/o Equity Trust Company 225 Burns Road Elyria, Ohio 44035 Attention: Jeff Desich Telephone:(440) 323-5491, ext. 139 Facsimile:(440) 366-3750 E-mail: j.desich@trustetc.com

With a copy to:	225 Burns Road Elyria, Ohio 44035 Attention:Michael Dea Telephone:(440) 323-5491, ext. 286 Facsimile:(440) 366-3750 E-mail: m.dea@trustetc.com

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With a copy to:
Baker & Hostetler LLP
3200 National City Center
1900 East Ninth Street
Cleveland, Ohio  44114-3485
Attention:Phillip M. Callesen
Telephone:(216) 621-0200
Facsimile:(216) 696-0740
E-mail:    pcallesen@bakerlaw.com

To the Lender:	Sterling Trust Company 700 17th Street, Suite 2100 Denver, Colorado 80202 Attention: Paul E. Maxwell, CFO Telephone:(720) 956-5558 Facsimile:(720) 946-1187 E-mail: pmaxwell@uwbank.com

With a copy to:	United Western Bancorp 700 17th Street, Suite 2100 Denver, Colorado 80202 Attention: Michael J. McCloskey, COO Telephone:(720) 932-4282 Facsimile:(720) 932-9735 E-mail: mmccloskey@uwbank.com

With copy to:	Hunton & Williams LLP 1445 Ross Avenue, Suite 3700 Dallas, Texas 75202 Attention: T. Allen McConnell, Esq. Telephone: 214-468-3355 Facsimile: 214-468-3599 E-mail: amcconnell@hunton.com or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this subsection.  All notices addressed as above shall be deemed to have been properly given (a) if served in person, upon acceptance or refusal of delivery; (b) if mailed by certified or registered mail, return receipt requested, postage prepaid, or by recognized overnight courier, on the date (i) that it shall be delivered to the address required by this Agreement, (ii) that delivery shall have been refused at the address required by this Agreement, (iii) as of which the postal or delivery service shall have indicated such notice to be undeliverable at the address required by this Agreement, unless the sending party has actual knowledge of a different address as being the primary address of the addressee; and (c) if sent by facsimile or e-mail, delivery receipt requested, upon receipt, as confirmed by transmission confirmation or delivery receipt, respectively (and shall be immediately followed by hard copy sent by certified or registered mail, return receipt requested, postage prepaid, or by recognized overnight courier).  No notice to or demand on the Obligors in any case shall entitle the Obligors to any other or further notice or demand in similar or other circumstances.

13.17 Costs, Fees, and Expenses.  The Obligors shall pay or reimburse the Lender for all reasonable out-of-pocket costs (including travel costs), fees and expenses incurred by the Lender or for which the Lender becomes obligated in connection with the collection of the Obligations, or enforcement

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of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement, or waiver to any Loan Document), or during any workout, restructuring or negotiations in respect thereof, including reasonable consultants' fees and attorneys' fees and time charges of counsel to the Lender (provided, however, that if the Lender has assigned any but less than all of its rights pursuant to Section 13.6 and there is then more than one lender, including the Lender, in respect to the Term Loan, the aforementioned attorneys' fees and time charges of counsel to the Lender payable or reimbursable by the Obligors shall be limited to those of a single set of counsel to all such lenders, except to the extent that there exists any conflict of interest, and then to those of only one set of conflicts counsel); and all Non-Excluded Taxes and Other Taxes payable in connection with this Agreement or the other Loan Documents.  In furtherance of the foregoing, the Obligors shall pay any and all stamp and other such taxes, filing fees and other costs and expenses incurred after the Closing Date in connection with this Agreement, any Note and the other Loan Documents, and agrees to save and hold the Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs and expenses.  That portion of the Obligations consisting of costs, expenses or advances to be reimbursed by the Obligors to the Lender pursuant to this Agreement or the other Loan Documents which are not paid on or prior to the date hereof shall be payable by the Obligors to the Lender on demand.  If at any time or times hereafter the Lender:  (a) employs counsel for advice or other representation (i)  to represent the Lender in any litigation, contest, dispute, suit or proceeding or to commence, defend, or intervene, or to take any other action in or with respect to any litigation, contest, dispute, suit, or proceeding (whether instituted by the Lender, the Obligors, or any other Person) in any way or respect relating to this Agreement, the other Loan Documents or the Obligors' business or affairs, or (ii) to enforce any rights of the Lender against the Obligors or any other Person that may be obligated to the Lender by virtue of this Agreement or the other Loan Documents; (b) takes any action to protect, collect, sell, liquidate, or otherwise dispose of any of the Collateral; and/or (c) attempts to or enforces any of the Lender's rights or remedies under the Agreement or the other Loan Documents, the costs and expenses incurred by the Lender in any manner or way with respect to the foregoing, shall be part of the Obligations, payable by the Obligors to the Lender on demand.

13.18 Indemnification.  Each Obligor, jointly and severally, agrees to defend (with counsel satisfactory to the Lender), protect, indemnify, exonerate, and hold harmless each Indemnified Party from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and distributions of any kind or nature (including the disbursements and the reasonable fees of counsel for each Indemnified Party thereto, which shall also include, without limitation, reasonable attorneys' fees and time charges of attorneys who may be employees of any Indemnified Party), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state, or local laws or regulations, including securities laws, Environmental Laws, commercial laws, and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any of the Loan Documents, or any act, event or transaction related or attendant thereto, the enforcement of the Lender's rights and remedies under this Agreement, the Loan Documents, any Note, or any other instruments and documents delivered hereunder or in connection herewith; provided, however, that the Obligors shall not have any obligations hereunder to any Indemnified Party with respect to matters determined by a court of competent jurisdiction by final and nonappealable judgment to have been caused by or resulting directly from a breach of or inaccuracy in a representation or warranty of the Lender under the Asset Purchase Agreement, a breach or non-performance by the Lender of any covenant under the Asset Purchase Agreement or the willful misconduct or gross negligence of such Indemnified Party or its Affiliates.  To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Obligors shall satisfy such undertaking to the maximum extent permitted by applicable law.  Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each

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Indemnified Party on demand, and failing prompt payment, together with interest thereon at the Default Rate from the date incurred by each Indemnified Party until paid by the Obligor, shall be added to the Obligations of the Obligors and be secured by the Collateral.  The provisions of this Section shall survive the satisfaction and payment of the other Obligations and the termination of this Agreement.  WITHOUT LIMITATION OF THE FOREGOING, THE OBLIGORS AGREE THAT THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNIFIED PARTY WITH RESPECT TO LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES (INCLUDING ALL EXPENSES OF LITIGATION OR PREPARATION THEREFOR), WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF SUCH (AND/OR ANY OTHER) INDEMNIFIED PARTY.

13.19 Revival and Reinstatement of Obligations.  If the incurrence or payment of the Obligations by any Obligor or the transfer to the Lender of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if the Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender, the Obligations shall automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

13.20 Customer Identification – USA Patriot Act Notice.  The Lender hereby notifies the Obligors that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the "Act"), and the Lender's policies and practices, the Lender is required to obtain, verify and record certain information and documentation that identifies the Obligors, which information includes the name and address of the Obligors and such other information that will allow the Lender to identify the Obligors in accordance with the Act.

Section 14. NATURE AND EXTENT OF EACH OBLIGOR'S LIABILITY.

14.1 Joint and Several Liability.  Each Obligor agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Lender the prompt payment and performance of, all Obligations and all agreements under the Loan Documents.  Each Obligor agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and performance and not of collection, that such obligations shall not be discharged until full payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or liable; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by the Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by the Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by the Lender in any bankruptcy or similar proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Obligor, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of the Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except full payment of all Obligations.

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14.2 Waivers.

(a) Each Obligor expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel the Lender to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Obligor.  Each Obligor waives all defenses available to a surety, guarantor or accommodation co-obligor other than full payment of all Obligations.  It is agreed among each Obligor and the Lender that the provisions of this Section 14 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, the Lender would decline to make Term Loan.  Notwithstanding anything to the contrary in any Loan Document, and except as set forth in Section 14.3, each Obligor expressly waives all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off, as well as all defenses available to a surety, guarantor or accommodation co-obligor.  Each Obligor acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b) The Lender may, in its sole discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 14.  If, in taking any action in connection with the exercise of any rights or remedies, the Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Obligor or any other Person, whether because of any applicable laws pertaining to "election of remedies" or otherwise, each Obligor consents to such action by the Lender and waives any claim based upon such action, even if the action may result in loss of any rights of subrogation that any Obligor might otherwise have had but for such action.  Any election of remedies that results in denial or impairment of the right of the Lender to seek a deficiency judgment against any Obligor shall not impair any other Obligor's obligation to pay the full amount of the Obligations.  Each Obligor waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Obligor's rights of subrogation against any other Person.  The Lender may bid all or a portion of the Obligations at any foreclosure or trustee's sale or at any private sale, and the amount of such bid need not be paid by the Lender but shall be credited against the Obligations.  The amount of the successful bid at any such sale, whether the Lender or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 14, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which the Lender might otherwise be entitled but for such bidding at any such sale.

14.3 Extent of Liability; Contribution.

(a) Notwithstanding anything herein to the contrary, each Obligor's liability under this Section 14 shall be limited to the greater of (i) all amounts for which such Obligor is primarily liable, as described below, and (ii) such Obligor's Allocable Amount.

(b) If any Obligor makes a payment under this Section 14 of any Obligations (other than amounts for which such Obligor is primarily liable) (a "Guarantor Payment") that, taking into account all other Guarantor Payments previously or concurrently made by any other Obligor, exceeds the amount that such Obligor would otherwise have paid if each Obligor had paid the

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aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Obligor's Allocable Amount bore to the total Allocable Amounts of all Obligors, then such Obligor shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Obligor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.  The "Allocable Amount" for any Obligor shall be the maximum amount that could then be recovered from such Obligor under this Section 14 without rendering such payment voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c) Nothing contained in this Section 14 shall limit the liability of any Obligor to pay the Term Loan made directly or indirectly to that Obligor, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Obligor shall be primarily liable for all purposes hereunder.

14.4 Joint Enterprise.  Each Obligor has requested that the Lender make the Term Loan available to the Obligors on a combined basis, in order to finance the Obligors' business most efficiently and economically.  The Obligors' business is a mutual and collective enterprise, and the Obligors believe that consolidation of the Term Loan will enhance the borrowing power of each Obligor and ease the administration of their relationship with the Lender, all to the mutual advantage of the Obligors.  The Obligors acknowledge and agree that the Lender's willingness to finance a portion of the purchase price of the Acquisition as contemplated hereby and to administer the Collateral on a combined basis, as set forth herein, is done solely as an accommodation to the Obligors and at the Obligors' request.

14.5 Subordination.  Each Obligor hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the full payment of all Obligations.

14.6 Maximum Interest Rate.

(a) Limitation to Maximum Rate; Recapture.  No interest rate specified in any Loan Document shall at any time exceed the Maximum Rate.  If at any time the interest rate (the "Contract Rate") for any obligation under the Loan Documents shall exceed the Maximum Rate, thereby causing the interest accruing on such obligation to be limited to the Maximum Rate, then any subsequent reduction in the Contract Rate for such obligation shall not reduce the rate of interest on such obligation below the Maximum Rate until the aggregate amount of interest accrued on such obligation equals the aggregate amount of interest which would have accrued on such obligation if the Contract Rate for such obligation had at all times been in effect.  As used herein, the term "Maximum Rate" means, at any time with respect to any Lender, the maximum rate of nonusurious interest under applicable law that such Lender may charge Borrower.  The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges contracted for, charged, or received in connection with the Loan Documents that constitute interest under applicable law.  Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to Borrower at the time of such change in the Maximum Rate.  For purposes of determining the Maximum Rate under Texas law, the applicable rate ceiling shall be the weekly rate ceiling described in, and computed in accordance with, Chapter 303 of the Texas Finance Code.

(b) Cure Provisions.  No provision of any Loan Document shall require the payment or the collection of interest in excess of the maximum amount permitted by applicable law.  If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in any Loan

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Document or otherwise in connection with this loan transaction, the provisions of this Section shall govern and prevail and neither Borrower nor the sureties, guarantors, successors, or assigns of Borrower shall be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance, or detention of sums loaned pursuant hereto.  In the event any Lender ever receives, collects, or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall be applied as a payment and reduction of the principal of the obligations outstanding hereunder, and, if the principal of the obligations outstanding hereunder has been paid in full, any remaining excess shall forthwith be paid to the Borrower.  In determining whether or not the interest paid or payable exceeds the Maximum Rate, Borrower and each Lender shall, to the extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the obligations outstanding hereunder so that interest for the entire term does not exceed the Maximum Rate.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Co-Borrowers, the Guarantor and the Lender have executed this Loan and Security Agreement as of the date first above written.

CO-BORROWERS:

EQUITY TRUST COMPANY

By: /s/ Jeffrey Desich
Name: Jeffrey Desich
Title: CEO

STERLING ADMINISTRATIVE SERVICES, LLC

By: /s/ Michael Dea
Name: Michael Dea
Title: CFO

GUARANTOR:

EQUITY ADMINISTRATIVE SERVICES, INC.

By: /s/ Michael Dea
Name: Michael Dea
Title: CFO

LENDER:

STERLING TRUST COMPANY

By: /s/ Paul E. Maxwell
Name: Paul E. Maxwell
Title: Chairman & CEO

Signature Page to Loan and Security Agreement
70352.000002 EMF_US 26692578v13

SCHEDULE 6.1

Commercial Tort Claims

NONE.

Schedule 6.1 - 1
70352.000002 EMF_US 26692578v13

EXHIBIT A

Form of Note

Exhibit A - Cover Page
70352.000002 EMF_US 26692578v13

PROMISSORY NOTE

$46,049,830.06                                                                                                                         June 27, 2009

FOR VALUE RECEIVED, EQUITY TRUST COMPANY, a South Dakota trust company, and STERLING ADMINISTRATIVE SERVICES, LLC, a Texas limited liability company (collectively, the “Co-Borrowers”), hereby promise to pay to the order of STERLING TRUST COMPANY, a Texas corporation (the “Lender”) at its offices at 700 17th Street, Suite 2100, Denver, Colorado, in lawful money of the United States of America and in immediately available funds, the principal amount of FORTY-SIX MILLION FORTY-NINE THOUSAND EIGHT HUNDRED THIRTY AND 06/100 DOLLARS ($46,049,830.06) or such lesser amount as shall equal the aggregate unpaid principal amount of the Term Loan extended by the Lender to the Co-Borrower under the Loan Agreement referred to below on the dates and in the principal amounts provided in the Loan Agreement and to pay interest on the unpaid principal amount of the Term Loan, at such office, in like money and funds, for the period commencing on the date of the Term Loan until the Term Loan shall be paid in full, at the rates per annum and on the dates provided in the Loan Agreement.

The Co-Borrowers hereby authorize the Lender to record in its records the amount of the Term Loan and all interest rate elections and payments of principal in respect thereof, which records shall, in the absence of manifest error, be conclusive; provided, however, that the failure to make such notation with respect to the Term Loan or payment shall not limit or otherwise affect the obligations of the Co-Borrowers under the Loan Agreement or this Promissory Note ("Note").

This Note is executed in connection with that certain Loan and Security Agreement dated as of June 27, 2009 among the Co-Borrowers, Equity Administrative Services, Inc. as guarantor, and the Lender (such Loan Agreement, as the same may be amended or otherwise modified from time to time, being referred to herein as the "Loan Agreement").  The Loan Agreement, among other things, contains provisions for acceleration of the maturity of the principal evidenced by this Note upon the happening of certain stated events and for prepayments of the Term Loan prior to the maturity of this Note upon the terms and conditions specified in the Loan Agreement.  Capitalized terms used in this Note have the respective meanings assigned to them in the Loan Agreement.

This Note shall be governed by and construed in accordance with the laws of the State of Texas and the applicable laws of the United States of America.

Each Co-Borrower and each surety, guarantor, endorser, and other party ever liable for payment of any sums of money payable on this Note jointly and severally waive notice, presentment, demand for payment, protest, notice of protest and non-payment or dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, diligence in collecting, grace, and all other formalities of any kind, and consent to all extensions without notice for any period or periods of time and partial payments, before or after maturity, and any impairment of any collateral securing this Note, all without prejudice to the holder.

PROMISSORY NOTE, Page 1
70352.000002 EMF_US 26692578v13

CO-BORROWERS:

EQUITY TRUST COMPANY

By:_____________________________________
Name: __________________________________
Title: ___________________________________

STERLING ADMINISTRATIVE SERVICES, LLC

By:_____________________________________
Name: __________________________________
Title: ___________________________________

PROMISSORY NOTE, Page 2
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EXHIBIT B

Form of Guaranty

Exhibit B - Cover Page
70352.000002 EMF_US 26692578v13

GUARANTY AGREEMENT

WHEREAS, EQUITY TRUST COMPANY, a South Dakota trust company ("ETC"), STERLING ADMINISTRATIVE SERVICES, LLC, a Texas limited liability company ("SAS"; ETC and SAS each a "Co-Borrower" and collectively, the "Co-Borrowers"), and EQUITY ADMINISTRATIVE SERVICES, INC., an Ohio corporation (the "Guarantor"), have entered into that certain Credit and Security Agreement dated June 27, 2009, among Co-Borrowers, Guarantor and STERLING TRUST COMPANY, a Texas trust company (the "Lender") (such Loan and Security Agreement, as it may hereafter be amended or otherwise modified from time to time, being hereinafter referred to as the "Credit Agreement", and capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Credit Agreement);

WHEREAS, the execution of this Guaranty Agreement is a condition to Lender's obligations under the Loan and Security Agreement;

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, Guarantor hereby irrevocably and unconditionally guarantees to Lender the full and prompt payment and performance of the Guaranteed Indebtedness (hereinafter defined), this Guaranty Agreement being upon the following terms:

1.           The term "Guaranteed Indebtedness", as used herein means all of the "Obligations", as defined in the Loan and Security Agreement and shall include any and all post-petition interest and expenses (including attorneys' fees) whether or not allowed under any bankruptcy, insolvency, or other similar law; provided that the Guaranteed Indebtedness shall be limited, with respect to Guarantor, to an aggregate amount equal to the largest amount that would not render Guarantor's obligations hereunder subject to avoidance under Section 544 or 548 of the United States Bankruptcy Code or under any applicable state law relating to fraudulent transfers or conveyances.

2.           This instrument shall be an absolute, continuing, irrevocable and unconditional guaranty of payment and performance, and not a guaranty of collection, and Guarantor shall remain liable on its obligations hereunder until the payment and performance in full of the Guaranteed Indebtedness.  No set-off, counterclaim, recoupment, reduction, or diminution of any obligation, or any defense of any kind or nature which any Co-Borrower may have against Lender or any other party, or which Guarantor may have against any Co-Borrower, Lender or any other party, shall be available to, or shall be asserted by, Guarantor against Lender or any subsequent holder of the Guaranteed Indebtedness or any part thereof or against payment of the Guaranteed Indebtedness or any part thereof.

3.           If Guarantor becomes liable for any indebtedness owing by any Co-Borrower to Lender by endorsement or otherwise, other than under this Guaranty Agreement, such liability shall not be in any manner impaired or affected hereby, and the rights of Lender hereunder shall be cumulative of any and all other rights that Lender may ever have against Guarantor.  The exercise by Lender of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.

4.           In the event of default by any Co-Borrower in payment or performance of the Guaranteed Indebtedness, or any part thereof, when such Guaranteed Indebtedness becomes due, whether by its terms, by acceleration, or otherwise, Guarantor shall promptly pay the amount due thereon to Lender, without notice or demand, in lawful currency of the United States of America, and it shall not be necessary for Lender, in order to enforce such payment by Guarantor, first to institute suit or exhaust its remedies against any Co-Borrower or others liable on such Guaranteed Indebtedness, or to enforce any rights against any collateral which shall ever have been given to secure such Guaranteed Indebtedness.  In the event such payment is made by Guarantor, then Guarantor shall be subrogated to the rights then held by

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Lender with respect to the Guaranteed Indebtedness to the extent to which the Guaranteed Indebtedness was discharged by Guarantor and, in addition, upon payment by Guarantor of any sums to Lender hereunder, all rights of Guarantor against any Co-Borrower, any other guarantor or any Collateral arising as a result therefrom by way of right of subrogation, reimbursement, or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full of the Guaranteed Indebtedness.

5.           If acceleration of the time for payment of any amount payable by any Co-Borrower under the Guaranteed Indebtedness is stayed upon the insolvency, bankruptcy, or reorganization of any Co-Borrower, all such amounts otherwise subject to acceleration under the terms of the Guaranteed Indebtedness shall nonetheless be payable by Guarantor hereunder forthwith on demand by Lender.

6.           Guarantor hereby agrees that its obligations under this Guaranty Agreement shall not be released, discharged, diminished, impaired, reduced, or affected for any reason or by the occurrence of any event, including one or more of the following events, whether or not with notice to or the consent of Guarantor:  (a) the taking or accepting of collateral as security for any or all of the Guaranteed Indebtedness or the release, surrender, exchange, or subordination of any collateral now or hereafter securing any or all of the Guaranteed Indebtedness; (b) any partial release of the liability of Guarantor hereunder, or the full or partial release of any other guarantor from liability for any or all of the Guaranteed Indebtedness; (c) any disability of any Co-Borrower, or the dissolution, insolvency, or bankruptcy of any Co-Borrower, Guarantor, or any other party at any time liable for the payment of any or all of the Guaranteed Indebtedness; (d) any renewal, extension, modification, waiver, amendment, or rearrangement of any or all of the Guaranteed Indebtedness or any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Guaranteed Indebtedness; (e) any adjustment, indulgence, forbearance, waiver, or compromise that may be granted or given by Lender to any Co-Borrower, Guarantor, or any other party ever liable for any or all of the Guaranteed Indebtedness; (f) any neglect, delay, omission, failure, or refusal of Lender to take or prosecute any action for the collection of any of the Guaranteed Indebtedness or to foreclose or take or prosecute any action in connection with any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Guaranteed Indebtedness; (g) the unenforceability or invalidity of any or all of the Guaranteed Indebtedness or of any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Guaranteed Indebtedness; (h) any payment by any Co-Borrower or any other party to Lender is held to constitute a preference under applicable bankruptcy or insolvency law or if for any other reason Lender is required to refund any payment or pay the amount thereof to someone else; (i) the settlement or compromise of any of the Guaranteed Indebtedness; (j) the non-perfection of any security interest or lien securing any or all of the Guaranteed Indebtedness; (k) any impairment of any collateral securing any or all of the Guaranteed Indebtedness; (l) the failure of Lender to sell any collateral securing any or all of the Guaranteed Indebtedness in a commercially reasonable manner or as otherwise required by law; (m) any change in the corporate existence, structure, or ownership of any Co-Borrower; or (n) any other circumstance which might otherwise constitute a defense available to, or discharge of, any Co-Borrower or Guarantor (other than payment of the Guaranteed Indebtedness).

7.           Guarantor represents and warrants to Lender as follows:

(a)           All representations and warranties in the Loan and Security Agreement relating to it are true and correct as of the date hereof and on each date the representations and warranties hereunder are restated pursuant to any of the Loan Documents with the same force and effect as if such representations and warranties had been made on and as of such date except to the extent that such representations and warranties relate specifically to another date.

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(b)           It has, independently and without reliance upon Lender and based upon such documents and information as it has deemed appropriate, made its own analysis and decision to enter into the Loan Documents to which it is a party.

(c)           It has adequate means to obtain from Co-Borrowers on a continuing basis information concerning the financial condition and assets of Co-Borrowers and it is not relying upon Lender to provide (and Lender shall have no duty to provide) any such information to it either now or in the future.

(d)           The value of the consideration received and to be received by Guarantor as a result of Co-Borrowers' entering into the Loan and Security Agreement and Guarantor's executing and delivering this Guaranty Agreement is reasonably worth at least as much as the liability and obligation of Guarantor hereunder, and such liability and obligation and the Loan and Security Agreement have benefited and may reasonably be expected to benefit Guarantor directly or indirectly.

8.           Guarantor covenants and agrees that, as long as the Guaranteed Indebtedness or any part thereof is outstanding or the Lender has any commitment under the Loan and Security Agreement, it will comply with all covenants set forth in the Loan and Security Agreement specifically applicable to it.

9.           When an Event of Default exists, Lender shall have the right to set-off and apply against this Guaranty Agreement or the Guaranteed Indebtedness or both, at any time and without notice to Guarantor, any and all deposits (general or special, time or demand, provisional or final, but excluding any account established by Guarantor as a fiduciary for another party) or other sums at any time credited by or owing from Lender to Guarantor whether or not the Guaranteed Indebtedness is then due and irrespective of whether or not Lender shall have made any demand under this Guaranty Agreement.  The rights and remedies of Lender hereunder are in addition to other rights and remedies (including other rights of set-off) which Lender may have.

10.           (a)           Guarantor hereby agrees that the Subordinated Indebtedness (as defined below) shall be subordinate and junior in right of payment to the prior payment in full of all Guaranteed Indebtedness as herein provided.  The Subordinated Indebtedness shall not be payable, and no payment of principal, interest or other amounts on account thereof, and no property or guarantee of any nature to secure or pay the Subordinated Indebtedness shall be made or given, directly or indirectly by or on behalf of any Debtor (hereafter defined) or received, accepted, retained or applied by Guarantor unless and until the Guaranteed Indebtedness shall have been paid in full in cash; except that prior to the occurrence and continuance of an Event of Default, Guarantor shall have the right to receive payments on the Subordinated Indebtedness made in the ordinary course of business.  After the occurrence and during the continuance of an Event of Default, no payments of principal or interest may be made or given, directly or indirectly, by or on behalf of any Debtor or received, accepted, retained or applied by Guarantor unless and until the Guaranteed Indebtedness shall have been paid in full in cash.  If any sums shall be paid to Guarantor by any Debtor or any other Person on account of the Subordinated Indebtedness when such payment is not permitted hereunder, such sums shall be held in trust by Guarantor for the benefit of Lender and shall forthwith be paid to Lender without affecting the liability of Guarantor under this Guaranty Agreement and may be applied by Lender against the Guaranteed Indebtedness in accordance with the Loan and Security Agreement.  Upon the request of Lender, Guarantor shall execute, deliver, and endorse to Lender such documentation as Lender may request to perfect, preserve, and enforce its rights hereunder.  For purposes of this Guaranty Agreement and with respect to Guarantor, the term "Subordinated Indebtedness" means all indebtedness, liabilities, and obligations of any Co-Borrower or any Obligor other than Guarantor (Co-Borrowers and such Obligors herein the "Debtors") to Guarantor, whether such indebtedness, liabilities, and obligations now exist or are hereafter incurred or arise, or are direct, indirect, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective

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of whether such indebtedness, liabilities, or obligations are evidenced by a note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such indebtedness, obligations, or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by Guarantor.

(b)           Guarantor agrees that any and all Liens (including any judgment liens), upon any Debtor's assets securing payment of any Subordinated Indebtedness shall be and remain inferior and subordinate to any and all Liens upon any Debtor's assets securing payment of the Guaranteed Indebtedness or any part thereof, regardless of whether such Liens in favor of Guarantor, Lender presently exist or are hereafter created or attached.  Without the prior written consent of Lender, Guarantor shall not (i) file suit against any Debtor or exercise or enforce any other creditor's right it may have against any Debtor, or (ii) foreclose, repossess, sequester, or otherwise take steps or institute any action or proceedings (judicial or otherwise, including the commencement of, or joinder in, any liquidation, bankruptcy, rearrangement, debtor's relief or insolvency proceeding) to enforce any obligations of any Debtor to Guarantor or any Liens held by Guarantor on assets of any Debtor.

(c)           In the event of any receivership, bankruptcy, reorganization, rearrangement, debtor's relief, or other insolvency proceeding involving any Debtor as debtor, Lender shall have the right to prove and vote any claim under the Subordinated Indebtedness and to receive directly from the receiver, trustee or other court custodian all dividends, distributions, and payments made in respect of the Subordinated Indebtedness until the Guaranteed Indebtedness has been paid in full in cash.  Lender may apply any such dividends, distributions, and payments against the Guaranteed Indebtedness in accordance with the Loan and Security Agreement.

(d)           Guarantor agrees that all promissory notes, accounts receivable, ledgers, records, or any other evidence of Subordinated Indebtedness shall contain a specific written notice thereon that the indebtedness evidenced thereby is subordinated under the terms of this Guaranty Agreement.

11.           No amendment or waiver of any provision of this Guaranty Agreement or consent to any departure by Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by Lender except as otherwise provided in the Loan and Security Agreement.  No failure on the part of Lender to exercise, and no delay in exercising, any right, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

12.           To the extent permitted by law, any acknowledgment or new promise, whether by payment of principal or interest or otherwise and whether by Co-Borrowers or others (including Guarantor), with respect to any of the Guaranteed Indebtedness shall, if the statute of limitations in favor of Guarantor against Lender shall have commenced to run, toll the running of such statute of limitations and, if the period of such statute of limitations shall have expired, prevent the operation of such statute of limitations.

13.           This Guaranty Agreement is for the benefit of Lender and its successors and assigns, and in the event of an assignment of the Guaranteed Indebtedness, or any part thereof, the rights and benefits hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness.  This Guaranty Agreement is binding not only on Guarantor, but on Guarantor's successors and assigns.

14.           Guarantor recognizes that Lender is relying upon this Guaranty Agreement and the undertakings of Guarantor hereunder and under the other Loan Documents to which each is a party in

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making extensions of credit to Co-Borrowers under the Loan and Security Agreement and further recognizes that the execution and delivery of this Guaranty Agreement and the other Loan Documents to which Guarantor is a party is a material inducement to Lender in entering into the Loan and Security Agreement and continuing to extend credit thereunder.  Guarantor hereby acknowledges that there are no conditions to the full effectiveness of this Guaranty Agreement or any other Loan Document to which it is a party.

15.           Any notice or demand to Guarantor under or in connection with this Guaranty Agreement or any other Loan Document to which it is a party shall be deemed effective if given to Guarantor, care of Co-Borrowers in accordance with the notice provisions in the Loan and Security Agreement.

16.           Guarantor shall pay on demand all reasonable attorneys' fees and all other reasonable costs and expenses incurred by Lender in connection with the administration, enforcement, or collection of this Guaranty Agreement.

17.           Guarantor hereby waives promptness, diligence, notice of any default under the Guaranteed Indebtedness, demand of payment, notice of acceptance of this Guaranty Agreement, presentment, notice of protest, notice of dishonor, notice of the incurring by any Co-Borrower of additional indebtedness, and all other notices and demands with respect to the Guaranteed Indebtedness and this Guaranty Agreement.

18.           The Loan and Security Agreement, and all of the terms thereof, are incorporated herein by reference, the same as if stated verbatim herein, and Guarantor agrees that Lender may exercise any and all rights granted to it under the Loan and Security Agreement and the other Loan Documents without affecting the validity or enforceability of this Guaranty Agreement.

19.           THIS GUARANTY AGREEMENT EMBODIES THE FINAL, ENTIRE AGREEMENT OF GUARANTOR, LENDER WITH RESPECT TO GUARANTOR'S GUARANTY OF THE GUARANTEED INDEBTEDNESS AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF.  THIS GUARANTY AGREEMENT IS INTENDED BY GUARANTOR AND LENDER AS A FINAL AND COMPLETE EXPRESSION OF THE TERMS OF THE GUARANTY AGREEMENT, AND NO COURSE OF DEALING AMONG GUARANTOR AND LENDER, NO COURSE OF PERFORMANCE, NO TRADE PRACTICES, AND NO EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OR OTHER EXTRINSIC EVIDENCE OF ANY NATURE SHALL BE USED TO CONTRADICT, VARY, SUPPLEMENT OR MODIFY ANY TERM OF THIS GUARANTY AGREEMENT.  THERE ARE NO ORAL AGREEMENTS AMONG GUARANTOR AND LENDER.

20.           This Guaranty Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas and applicable laws of the United States of America.

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EXECUTED as of the date of the Credit Agreement.

GUARANTOR:

EQUITY ADMINISTRATIVE SERVICES, INC.

By:_____________________________________
Name: __________________________________
Title: ___________________________________

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EXHIBIT C

Form of Compliance Certificate

Exhibit C - Cover Page
70352.000002 EMF_US 26692578v13

COMPLIANCE CERTIFICATE

The undersigned, duly appointed and acting _______________ of __________________, being duly authorized, hereby delivers this Compliance Certificate to the Lender, pursuant to Section 8.10 of that certain Loan and Security Agreement, dated as of ________________, 2009 (as such Loan and Security Agreement may be amended, restated, or otherwise modified from time to time, the "Loan and Security Agreement"), among Equity Trust Company ("ETC"), Sterling Administrative Services, LLC ("SAS"; ETC and SAS each a "Co-Borrower" and collectively, the "Co-Borrowers"), Equity Administrative Services, Inc. (the "Guarantor"), and Sterling Trust Company, (the "Lender").  Terms defined in the Loan and Security Agreement, wherever used herein, shall have the same meanings as are prescribed by the Loan and Security Agreement.

1.           Obligors hereby deliver to the Lender [check as applicable]:

[_]
the fiscal year end financial statements with respect to balance sheets and statement of income, and the certificates of such accountants required by Section 8.8(a) of the Loan and Security Agreement each dated as of ________, ____; or

[_]	the financial statements with respect to balance sheets and statement of income, required by Section 8.8(d) of the Loan and Security Agreement, dated as of ________, ____.

Such financial statements are complete and correct in all material respects and have been prepared in accordance with GAAP (as applicable) applied consistently throughout the periods reflected therein.

2.           The undersigned represents and warrants to the Lender that, except as may have been previously or concurrently disclosed to the Lender in writing by the Obligors, the representations and warranties contained in Section 7 of the Loan and Security Agreement and contained in the other Loan Documents are correct and complete on and as of the date of this Compliance Certificate as if made on and as of the date hereof (except to the extent that such representations and warranties are expressly by their terms made only as of the Closing Date or another specified date).

3.           Attached hereto as schedule 1 are the calculations showing compliance with the financial covenants set forth in Section 10 of the Loan and Security Agreement.  All information contained herein and on the attached schedules is true and correct.

4.           The undersigned represents and warrants to the Lender that as of the date of this Compliance Certificate, except as previously or concurrently disclosed to the Lender in writing by the Obligors, the Obligors are in compliance in all material respects with all of their respective covenants and agreements in the Loan and Security Agreement and the other Loan Documents and the financial statements attached hereto were prepared in accordance with GAAP and fairly present in all material respects (subject to year end audit adjustments and absence of footnotes) the financial conditions and the results of the operations of the Persons reflected thereon, at the date and for the periods indicated therein.

5.           The undersigned hereby states that, to the best of his or her knowledge and based upon an examination sufficient to enable an informed statement [check as applicable]:

[_]	No Default or Event of Default exists as of the date hereof or existed during the period covered by the financial statements referenced in paragraph 1 of this Compliance Certificate.

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[_]
One or more Defaults or Events of Default exist as of the date hereof or existed during the period covered by the financial statements referenced in paragraph 1 of this Compliance Certificate.  Included within Exhibit A attached hereto is a written description specifying each such Default or Event of Default, its nature, when it occurred, whether it is continuing as of the date hereof and the steps being taken by the Obligors with respect thereto.  Except as so specified, no Default or Event of Default exists as of the date hereof.

Date of execution of this Compliance Certificate: __________, ____.

_____________________________________________

By:

Name:

               __________________

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EXHIBIT A

to
COMPLIANCE CERTIFICATE

dated
______________,  20__

The following is attached to and made a part of the above referenced Compliance Certificate.

[specify Defaults or Events of Default]

EXHIBIT A TO COMPLIANCE CERTIFICATE
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